The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Pricing Supplement dated January 27, 2006

Pricing Supplement No. 11 dated                    , 2006

Registration Statement No. 333-131266

Prospectus Supplement Dated January 25, 2006

Prospectus Dated January 25, 2006

Filed Pursuant to Rule 424(B)(2)

File No. 333-131266

COMPosite Asset Selection Securities SM

$

COMPASS due November 30, 2011

Exchangeable for a Cash Amount Based on the Ibbotson Moderate Asset Allocation Total Return Index Global Medium-Term Notes, Series F

■	At maturity, each COMPASS will pay a cash amount based on the performance of the Ibbotson Moderate Asset Allocation Total Return Index, or “IMAA Index,” which is comprised of indices representing large, middle and small capitalization U.S. equities, international equities, long-term U.S. Treasuries, commodities and cash weighted in proportion to Ibbotson Associates, Inc.’s published allocation for a “moderate risk profile.” If Ibbotson Associates, Inc. changes its allocation for a “moderate risk profile,” the weight of these underlying constituents of the IMAA IndexSM will be adjusted in proportion to the new asset allocation.

■	The COMPASS are a further issuance of, and will form a single series and trade interchangeably with, the $48,018,915.31 of COMPASS previously issued. The terms of this additional issuance of COMPASS and the outstanding COMPASS, other than the issue price, are the same and are set forth in the accompanying pricing supplement.

■	The COMPASS do not pay any interest.

■	The COMPASS do not guarantee the return of principal at maturity.

■	The net entitlement value on the day we price the COMPASS for sale to the public will be approximately 1.20% less than the issue price of the COMPASS. Accordingly, the issue price of this additional issuance of COMPASS will equal the net entitlement value of the outstanding COMPASS on the pricing date divided by 98.8%. The net entitlement value will be adjusted each trading day based on the performance, both positive and negative, of the IMAA Index, less an adjustment amount that will reduce the net entitlement value by 2% per year based on each day’s net entitlement value.

■	The COMPASS will not be listed on any exchange, but you will have the right to exchange each COMPASS on Thursday of each week for an amount of cash equal to the net entitlement value. We may issue additional COMPASS having terms identical to those we are offering under this supplement (other than price), but we are not obligated to do so.

■	The IMAA Index value and relative proportion of each underlying constituent will change as the value of each underlying constituent changes.

■	The IMAA Index value will be published by the Chicago Board Options Exchange.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the COMPASS involves a number of risks. See “ Risk Factors” beginning on PS-10.

	Price to Public	Agent’s Commission[1]	Proceeds to Company
Per COMPASS	$	$	$
Total	$	$	$

[1]	If you continue to hold your COMPASS through the end of each month, we will pay the brokerage firm through which you hold your COMPASS monthly commissions beginning March 2006. See “Description of the COMPASS–Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

The following table sets forth each asset class and the corresponding underlying constituent and index weighting in effect as of January 1, 2006:

Asset Class	Underlying Constituent	Index Weighting
Equities, Large-Capitalization	S&P 500 (Total Return) Index	30.68%
Equities, Middle-Capitalization	S&P MidCap 400 (Total Return) Index	8.96%
Equities, Small-Capitalization	S&P SmallCap 600 (Total Return) Index	3.83%
International Equities	MSCI EAFE Net Dividends Reinvested Index	10.65%
Long-term Treasury Securities	Lehman Brothers 20+ Year Treasury Index	30.85%
Commodities	GSCI Total Return Index	9.97%
Cash	Lehman Brothers 3-Month Treasury Bill Index	5.06%

Ibbotson publishes the Ibbotson Asset Allocation on the first trading day of each month on their website. For more information about the IMAA Index and its composition and calculation, see “Description of the COMPASS—The IMAA Index.”

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms. You should read the summary together with the more detailed information contained in the rest of this pricing supplement and the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters addressed in “Risk Factors.”

The COMPASS are medium-term debt securities of Morgan Stanley. The COMPASS are exchangeable for an amount of cash based on the performance of the IMAA Index. Unlike conventional debt securities, the COMPASS do not pay interest and do not guarantee any return of principal at maturity or upon exchange. The COMPASS are a further issuance of, and will form a single series and trade interchangeably with, the $48,018,915.31 of COMPASS previously issued. The terms of this additional issuance of COMPASS and the outstanding COMPASS, other than the issue price, are the same.

“Standard and Poor’s®,” “S&P®,” “S&P 500 (Total Return),” “S&P MidCap 400 (Total Return)” and “S&P SmallCap 600 (Total Return)” are trademarks of The McGraw-Hill Companies, Inc. “MSCI®” and “EAFE®” are trademarks and “MSCI EAFE Net Dividends Reinvested Index” is a servicemark of Morgan Stanley Capital International, Inc. “GSCI®”and “GSCI® Total Return Index” are trademarks of Goldman, Sachs & Co. “Lehman Brothers,” “Lehman Brothers 20+ Year Treasury Index” and “Lehman Brothers 3-Month Treasury Bill Index” are registered trademarks of Lehman Brothers Holdings Inc., which we refer to as Lehman Brothers. “Ibbotson” is a trademark of Ibbotson Associates, Inc. These marks have been licensed for use by us. “COMPosite Asset Selection SecuritiesSM,” “COMPASSSM” and “IMAA IndexSM” are our servicemarks. Patents relating to the ideas, concepts and methodologies described in this document and as may be embodied in this offering are pending. All rights reserved.

Each COMPASS costs $	We, Morgan Stanley, are offering our COMPosite Asset Selection Securities due November 30, 2011, which are exchangeable for a cash amount based on the performance of the IMAA Index. The issue price per COMPASS is $ .

The issue price of the COMPASS includes the agent’s commissions paid with respect to the COMPASS. In addition, the adjustment amount takes into account the ongoing commissions and the cost of hedging our obligations under the COMPASS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. We expect that the secondary market prices of the COMPASS will be adversely affected by the fact that the issue price of the COMPASS includes the agent’s commissions and the adjustment amount takes into account the ongoing commissions and hedging costs. See “Risk Factors—The inclusion of commissions in the issue price is likely to adversely affect secondary market prices” and “Description of the COMPASS—Use of Proceeds and Hedging.”

The net entitlement value on the day we price the COMPASS for sale to the public will be approximately 1.20% less than the issue price of the COMPASS. In addition, the adjustment amount will be applied to the net entitlement value each trading day and will reduce the net entitlement value by approximately 2% each year based on each trading day’s net entitlement value. Because the net entitlement value at pricing is approximately 1.20% less than the issue price of the COMPASS and because the adjustment amount reduces the net entitlement value over the term of the COMPASS, the IMAA Index must increase in order for you to receive an amount upon sale, exchange or at maturity equal to the issue price for each COMPASS.

No guaranteed return of principal; no interest	Unlike ordinary debt securities, the COMPASS do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity or upon earlier exchange by you as described in this pricing supplement under

“Description of the COMPASS—Net Entitlement Value Payable at Maturity or upon Exchange,” we will pay to you an amount of cash based on the performance of the IMAA Index.

Payout on the COMPASS upon exchange and at maturity	The payout on the COMPASS upon exchange or at maturity will be based on the applicable net entitlement value of the COMPASS determined on the valuation date for any exchange or at maturity. We refer to the valuation date for any exchange as the exchange valuation date and at maturity as the maturity valuation date.

The issue price will equal the net entitlement value of the outstanding COMPASS on the pricing date divided by 98.8%. The difference between the issue price and the net entitlement value is attributable to the agent’s commission at pricing.

The net entitlement value on any other trading day will equal (i) the product of (x) the net entitlement value on the previous trading day times (y) the IMAA Index performance on that trading day, minus (ii) the adjustment amount as of that trading day.

The IMAA Index performance on any trading day will equal the closing value of the IMAA Index on that trading day divided by the closing value of the IMAA Index on the previous trading day.

The adjustment amount on any trading day will equal 2% times the net entitlement value on the previous trading day times the number of calendar days since the previous trading day divided by 365. On an annualized basis, the adjustment amount will reduce the net entitlement value by approximately 2% each year based on each trading day’s net entitlement value.

To demonstrate the combined effect that the agent’s commission and the adjustment amount have on the payout to you on the COMPASS at maturity, we have calculated several hypothetical examples in “Hypothetical Payouts on the COMPASS at Maturity” beginning on PS-9.

The indicative net entitlement value of the COMPASS is published by the Chicago Board Options Exchange, which we refer to as CBOE under the symbol “CIW.” CBOE in no way sponsors, endorses or is otherwise involved in the COMPASS and disclaims any liability to any party for any inaccuracy in the data on which the indicative net entitlement value is based, for any mistakes, errors, or omissions in the calculation and/or dissemination of the indicative net entitlement value, and for the manner in which it is applied in connection with the COMPASS.

You may exchange your COMPASS weekly	You may exchange your COMPASS for the net entitlement value determined on Thursday of each week, each of which we refer to as an exchange valuation date.

If you properly elect to exchange your COMPASS, we will pay a cash amount equal to the net entitlement value to the trustee for delivery to you on the third trading day following the exchange valuation date, which we refer to as the exchange date.

You must exchange at least 100 COMPASS (or fewer if you are exchanging all of the COMPASS that you hold).

To exchange your COMPASS on any exchange date, you must instruct your broker or other person through whom you hold your COMPASS to take the appropriate steps through normal clearing system channels, and must notify us by 12:00 p.m. New York City time on the Wednesday immediately preceding the relevant scheduled exchange valuation date. Your book-entry interest in the COMPASS must be transferred to the trustee on our behalf at or prior to 10:00 a.m. New York City time on the exchange date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the COMPASS, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your instructions are not timely made, if you fail to notify us by 12:00 p.m. New York City time on the Wednesday immediately preceding the relevant scheduled exchange valuation date or your book-entry interest is not transferred to the trustee on our behalf at or prior to 10:00 a.m. New York City time on the exchange date, you will not be able to exchange your COMPASS until the following exchange date, and you will need to complete all the required steps if you should wish to exchange your COMPASS on that or any subsequent exchange date.

CBOE calculates and publishes the IMAA Index value	The IMAA Index value is calculated and published by CBOE. The IMAA Index measures the rate of return on indices of large-capitalization, middle-capitalization, small-capitalization and international equities, long-term U.S. Treasury securities, commodities and cash, weighted in proportion to the allocation for a “moderate risk profile” published by Ibbotson Associates Inc. We refer to this asset allocation as the Ibbotson asset allocation.

The IMAA Index consists of the following indices, each of which we refer to as an underlying constituent, which are intended to correspond to the asset classes in the Ibbotson asset allocation.

• For the large-capitalization portion of the Ibbotson asset allocation, the underlying constituent is the S&P 500 (Total Return) Index.

• For the middle-capitalization portion of the Ibbotson asset allocation, the underlying constituent is the S&P MidCap 400 (Total Return) Index.

• For the small-capitalization portion of the Ibbotson asset allocation, the underlying constituent is the S&P SmallCap 600 (Total Return) Index.

• For the international equity portion of the Ibbotson asset allocation, the underlying constituent is the MSCI EAFE Net Dividends Reinvested Index.

• For the long-term U.S. Treasury securities portion of the Ibbotson asset allocation, the underlying constituent is the Lehman Brothers 20+ Year Treasury Index.

• For the commodities portion of the Ibbotson asset allocation, the underlying constituent is the GSCI Total Return Index.

• For the cash portion of the Ibbotson asset allocation, the underlying constituent is the Lehman Brothers 3-Month Treasury Bill Index.

The IMAA Index value and relative proportion of each underlying constituent will change as the value of each underlying constituent changes. The weight of each underlying constituent will be adjusted at the beginning of each calendar month in proportion to the Ibbotson asset allocation. For more information on what constitutes a “moderate risk profile,” see “Description of the COMPASS—The IMAA Index—Moderate Risk Profile Structuring.”

Any increase in the value of an underlying constituent (assuming no change in the values of the other underlying constituents) will result in an increase in the IMAA Index value. Conversely, any decrease in the value of an underlying constituent (assuming no change in the values of the other underlying constituents) will result in a decrease in the IMAA Index value. A change in the value of a more heavily-weighted underlying constituent will have a greater effect on the IMAA Index value than will an equal change in the value of a less heavily-weighted underlying constituent.

The weight of each underlying constituent on the day we price the COMPASS for sale to the public will be the weight in effect as of February 1, 2006. For more specific information about the IMAA Index and its calculation, see the section entitled “Description of the COMPASS—The IMAA Index” in this pricing supplement.

The IMAA Index was set to have an initial value of 100 as of January 3, 2000.

You can review historical quarterly closing values of the S&P 500 (Total Return) Index, the S&P MidCap 400 (Total Return) Index, the S&P SmallCap 600 (Total Return) Index, the MSCI EAFE Net Dividends Reinvested Index and the GSCI Total Return Index since 2001 and more specific information the calculations of all of the underlying constituents in Annex A to this pricing supplement.

The historical performance of the underlying constituents is not an indication of the value of the IMAA Index at the maturity date of the COMPASS or any other future date. The entities that calculate and maintain the IMAA Index and each underlying constituent and the issuers of the underlying equity securities and Treasury securities are not affiliates of ours and are not involved in this offering, with the exception of the MSCI EAFE Net Dividends Reinvested Index, which is calculated and maintained by our majority-owned subsidiary Morgan Stanley Capital International, Inc., which we refer to as MSCI. The obligations represented by the COMPASS are solely those of Morgan Stanley.

Ibbotson determines and publishes the Ibbotson asset allocation	Ibbotson determines and publishes the Ibbotson asset allocation. Ibbotson uses a two-phase process to determine the combination of asset classes that maximizes the expected return of a portfolio for a specified level of risk. In the first phase, Ibbotson uses “constrained mean-variance optimization”

based on historical data and current market information. In the second phase, Ibbotson uses “resampling optimization” to average the results of approximately 2000 constrained mean-variance optimizations based on differing sets of historical data and current market information. Ibbotson will publish the Ibbotson asset allocation based on the results of this process every month. For more information about this process, see “Description of the COMPASS—The IMAA Index.”

The IMAA Index consists of seven underlying constituents	The IMAA Index is calculated in relation to seven underlying constituents weighted in accordance with the Ibbotson asset allocation. The underlying constituents are the S&P 500 (Total Return) Index, the S&P MidCap 400 (Total Return) Index, the S&P SmallCap 600 (Total Return) Index, the MSCI EAFE Net Dividends Reinvested Index, the GSCI Total Return Index, the Lehman Brothers 20+ Year Treasury Index and the Lehman Brothers 3-Month Treasury Bill Index. The COMPASS are intended to provide exposure to the underlying constituents as reflected by changes in the value of the IMAA Index over the term of the COMPASS. See “Risk Factors—Investment in the COMPASS is not the same as investing directly in the IMAA Index or its underlying constituents” and “Description of the COMPASS—The IMAA Index.”

We may make additional issuances of COMPASS	We may issue additional COMPASS having terms identical to those we are offering under this prospectus supplement (other than price). Should we so decide, we may make them on any trading day we deem appropriate.

We are soliciting offers to purchase the COMPASS	We are using this pricing supplement to solicit from you an offer to purchase the COMPASS. You may revoke your offer to purchase the COMPASS at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the COMPASS prior to their issuance. In the event of any material changes to the terms of the COMPASS, we will notify you.

MS & Co. will be the calculation agent for the COMPASS	We have appointed MS & Co. to act as the calculation agent for JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank) the trustee for our senior securities. As calculation agent, MS & Co. will determine, among other things, the cash amount that you will receive at maturity or if you exercise your exchange right.

The brokerage firm through which you hold your COMPASS will be paid additional commissions on a monthly basis	In addition to the commission paid at the time of the offering of the COMPASS, commissions equal to 0.06% multiplied by the average net entitlement value per COMPASS in each calendar month will be paid on a monthly basis to brokerage firms, including MS & Co. and its affiliates, whose clients purchased COMPASS in this offering and who continue to hold their COMPASS on the last trading day of each month through and including November 2011. These monthly commissions, combined with the commission paid on the day the COMPASS were offered for sale to the public, will not in any event exceed 8% of the issue price per COMPASS. We expect that the brokerage firm through which you hold your COMPASS will pay a portion of these additional commissions to your broker. Paying commissions over time may cause the brokerage firm through which you hold your COMPASS and your broker to have economic interests that are different than yours. For more information about the payment of these additional commissions, see “Description of the COMPASS—Supplemental

Information Concerning Plan of Distribution” and “Risk Factors—The brokerage firm through which you hold your COMPASS and your broker may have economic interests that are different from yours.”

The COMPASS should be characterized as prepaid cash settlement forward contracts for U.S. federal income tax purposes	You also should consider the U.S. federal income tax consequences of investing in the COMPASS. Although there is no direct legal authority as to the proper tax treatment of the COMPASS, based on the advice of our special tax counsel, for U.S. federal income tax purposes the COMPASS should be characterized, and you and Morgan Stanley agree to treat the COMPASS, as prepaid cash settlement forward contracts under which we deliver at maturity, or upon exchange, a cash amount determined by reference to the IMAA Index in exchange for a prepaid purchase price, as described under “Description of the COMPASS—United States Federal Income Taxation.” In addition, you and Morgan Stanley agree to treat the COMPASS as giving rise to taxable gain or loss only upon the sale, exchange, maturity or other taxable disposition of the COMPASS. Gain or loss recognized by you upon the sale, exchange, maturity or other taxable disposition of the COMPASS generally will be capital gain or loss. Please see “Description of the COMPASS—United States Federal Income Taxation” for more information regarding taxation of the COMPASS and potential tax risks associated with the COMPASS.

Where you can find more information on the COMPASS	The COMPASS are senior securities issued as part of our Series F medium-term security program. You can find a general description of our Series F medium-term security program in the accompanying prospectus supplement dated January 25, 2006. We describe the basic features of this type of security in the sections called “Description of Notes,” “—Exchangeable Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices.”

For a detailed description of the terms of the COMPASS, including the specific procedures and deadlines governing the exchange of the COMPASS and the calculation of the cash amount you will receive in exchange for your COMPASS, you should read the “Description of the COMPASS” section in this pricing supplement. You should also read about some of the risks involved in investing in the COMPASS in the section called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as the COMPASS may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any investment in the COMPASS.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036. Our telephone number is (212) 761-4000.

HYPOTHETICAL PAYOUTS ON THE COMPASS AT MATURITY

The payout on the COMPASS at maturity will depend on the level of the IMAA Index on the maturity valuation date. The examples of the hypothetical payout calculations that follow assume that you hold the COMPASS to maturity. The examples in the table below are based on the terms at the pricing of the original offering of the COMPASS on November 22, 2005:

•	Value of IMAA Index: 140.79

•	Issue price: $10 per COMPASS

•	Net entitlement value: $9.88

Hypothetical Ending IMAA Value	IMAA Index Total Return at Maturity	IMAA Index Annualized Return	Issue Price per COMPASS	Total Payout per COMPASS at Maturity	Total Return on COMPASS at Maturity	Annualized Return on COMPASS at Maturity
28.16	-80%	-23.44%	$10	$1.75	-82.49%	-25.11%
56.31	-60%	-14.11%	$10	$3.50	-64.97%	-15.98%
84.47	-40%	-8.13%	$10	$5.25	-47.45%	-10.13%
112.63	-20%	-3.64%	$10	$7.01	-29.93%	-5.73%
126.71	-10%	-1.73%	$10	$7.88	-21.18%	-3.87%
140.79	0%	0.00%	$10	$8.76	-12.42%	-2.18%
154.86	10%	1.59%	$10	$9.63	-3.66%	-0.62%
160.74	14.17%	2.22%	$10	$10.00	0.00%	0.00%
168.94	20%	3.07%	$10	$10.51	5.10%	0.83%
197.10	40%	5.74%	$10	$12.26	22.62%	3.44%
225.26	60%	8.11%	$10	$14.01	40.14%	5.76%
253.41	80%	10.25%	$10	$15.77	57.66%	7.85%
281.57	100%	12.19%	$10	$17.52	75.18%	9.75%

The above examples demonstrate the effect that the difference between the issue price and the net entitlement value at pricing and the adjustment amount have on the payout on the COMPASS at maturity relative to the performance of the IMAA Index. Note that in each of the above examples, in order to illustrate the differences in the relative return between the IMAA Index and an investment in the COMPASS, we have assumed a fixed monthly return of the IMAA Index which, when compounded monthly, results in the applicable total return of the IMAA Index. For example, for the hypothetical ending value of the IMAA Index of 225.26, which represents a total return of 60% in the IMAA Index at maturity, we have assumed a monthly compounded growth rate of 0.6522%, and the monthly adjustments in the corresponding hypothetical payout on the COMPASS were calculated based on this assumed growth rate. Because the level of the IMAA Index may be subject to significant fluctuations over the term of the COMPASS, it is not possible to present a chart or table illustrating the complete range of possible payouts on the COMPASS at maturity for any given ending value of the IMAA Index. The actual payout on the COMPASS at maturity relative to the performance of the IMAA Index may be more or less than shown in the above table and will depend on the actual monthly returns of the IMAA Index over the term of the COMPASS. The IMAA Index Values presented above do not represent any particular allocations to the underlying constituents.

RISK FACTORS

The COMPASS are not secured debt and are riskier than ordinary debt securities that repay a fixed principal amount. Because the COMPASS will pay an amount of cash based on the performance of the IMAA Index, there is no guaranteed return of principal at maturity. This section describes the most significant risks relating to the COMPASS. You should carefully consider whether the COMPASS are suited to your particular circumstances before you decide to purchase them.

The COMPASS do not pay interest and do not guarantee return of principal	The terms of the COMPASS differ from ordinary debt securities in that you will not be paid interest and you are not guaranteed the return of your principal at maturity. The return on your investment in the COMPASS may be less than the amount that would be paid on an ordinary debt security and may actually be negative. The payout to you upon exchange or at maturity of the COMPASS will be a cash amount that may be worth less, and potentially significantly less, than the issue price of each COMPASS.

The agent’s commission and the adjustment amount will have the effect of reducing your participation in the IMAA Index	Due to the effect of the agent’s commission, the IMAA Index must increase by approximately 1.20% for the net entitlement value to equal the issue price of the COMPASS, without taking into account the effect of the adjustment amount. The adjustment amount will reduce the net entitlement value by approximately 2% each year based on each trading day’s net entitlement value. Because the net entitlement value on the day we price the COMPASS for sale to the public will be less than the issue price of the COMPASS and due to the effect of the adjustment amount on the payout on the COMPASS, the IMAA Index must increase in order for you to receive an amount upon sale, exchange or at maturity equal to the issue price for each COMPASS.

For example, assuming an annual compounded growth rate of 1.59% in the IMAA Index over the term of the COMPASS, the total return on your investment in the COMPASS at maturity would be –3.66%, even though the total return of the IMAA Index at maturity is 10%. To demonstrate the combined effect that the agent’s commission and the adjustment amount have on the payout to you on the COMPASS at maturity, please review the hypothetical calculations in “Hypothetical Payouts on the COMPASS at Maturity.”

Changes in the value of one or more of the underlying constituents may offset each other	Price movements in each of the underlying constituents may not correlate with each other. At a time when the value of one or more of the underlying constituents increases, the value of one or more of the other underlying constituents may not increase as much or may decline in value. Therefore, in CBOE’s calculation of the IMAA Index value, increases in the value of one or more of the underlying constituents may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other underlying constituents. You can review historical quarterly closing values of the S&P 500 (Total Return) Index, the S&P MidCap 400 (Total Return) Index, the S&P SmallCap 600 (Total Return) Index, the MSCI EAFE Net Dividends Reinvested Index and the GSCI Total Return Index since 2001 and more specific information about the calculation of all of the underlying constituents in Annex A to this pricing supplement, and a chart of indicative and historical IMAA values for the period from January 1, 2001 to January 25, 2006 in this pricing supplement under “Description of the COMPASS—Indicative and Historical Information.” The indicative and/or historical performance of the IMAA and the underlying constituents is not an indication of future performance.

Investment in the COMPASS is not the same as investing directly in the IMAA Index or its underlying constituents	Although the underlying constituents may reflect reinvestment of dividends or interest paid or other distributions made on the underlying equity securities, Treasury securities and/or commodities, the return on the COMPASS will not be the same as the return on a direct investment in those instruments because the dividends or interest paid or other distributions made may be reinvested in the underlying constituents substantially after they are paid and will thereafter be subject to fluctuations in the price of the underlying constituents. In addition, the MSCI EAFE Net Dividends Reinvested Index, which consists of securities of foreign issuers, reflects reinvestment of dividends after deduction of withholding tax at the rate applicable to individuals who are not resident in the jurisdiction in which the issuer is organized and who do not benefit from treaties designed to avoid double taxation.

Furthermore, you will not have the right to receive the equity securities, Treasury securities and/or commodities included in the underlying constituents of the IMAA Index. As an owner of the COMPASS, you will not have any ownership rights in the equity securities, Treasury securities and/or commodities included in the underlying constituents, and you should expect that the tax treatment of your investment in the COMPASS will differ from a direct investment in the underlying equity securities, Treasury securities and/or commodities included in the underlying constituents. In addition, investing in the COMPASS is not equivalent to investing in a mutual fund or other pooled investment that invests in the underlying constituents, the equity securities, Treasury securities and/or commodities included in the underlying constituents or that is benchmarked to the IMAA Index. The return on your investment in the COMPASS may differ from the return you might earn on a direct investment in a mutual fund or other pooled investment over a similar period.

The COMPASS will not be listed and you may not be able to sell your COMPASS except in an exchange with us	The COMPASS will not be listed on any securities exchange. There is currently no secondary market for the COMPASS. Morgan Stanley does not currently intend to make a market in the COMPASS. There may be few buyers should you choose to sell your COMPASS prior to maturity and this may reduce the price you receive. If you are unable to sell your COMPASS, your only option will be to exchange them.

The market price of the COMPASS will be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the COMPASS, including:

•      the secondary market for the COMPASS may be limited;

•      the value of the IMAA Index, which is based on values of the underlying constituents;

•      interest and yield rates in the market;

•      the volatility (frequency and magnitude of changes in value) of the underlying constituents of the IMAA Index;

•      geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying constituents, the equity securities, Treasury securities and/or commodities included in the underlying constituents or stock markets generally and which may affect any index value;

• the dividend rate and other relevant rates of return on the equity securities, Treasury securities and/or commodities included in the underlying constituents; and

• our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your COMPASS prior to maturity. For example, you may have to sell your COMPASS at a substantial discount from the issue price, if the level of the IMAA Index is at, below or not sufficiently above the level of the IMAA Index on the day the COMPASS were priced for sale to the public. This could happen, for example, if the value of the IMAA Index declines, or if the reduction of the net entitlement value of the COMPASS as a result of the adjustment amount is not offset by a corresponding increase in the value of the IMAA Index. See “—The agent’s commission and the adjustment amount will have the effect of reducing your participation in the IMAA Index,” “—The COMPASS will not be listed and you may not be able to sell your COMPASS except in an exchange with us” and “—The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.”

You cannot predict the future performance of the IMAA Index or the equity securities, Treasury securities and/or commodities included in the underlying constituents based on their historical performance. In addition, there can be no assurance that the IMAA Index will increase or that the final IMAA Index value will exceed the IMAA Index value on the date we price the securities for sale to the public by a sufficient amount to compensate for the effect of the agent’s commission and the adjustment amount such that you will receive at maturity or upon exchange, a payment in excess of the issue price of the COMPASS.

The inclusion of commissions in the issue price is likely to adversely affect secondary market prices	Assuming no change in market conditions or any other relevant factors, the price, if any, at which buyers are willing to purchase the COMPASS in secondary market transactions at any time will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the COMPASS.

In addition, any such prices may differ from values determined by pricing models used by buyers in the secondary market, as a result of dealer discounts, mark-ups or other transaction costs.

You will be subject to the risks of investing in a security linked to foreign shares	The equity securities included in the indices that make up the MSCI EAFE Net Dividends Reinvested Index have been issued by companies in various European and Asian countries, Australia and New Zealand. Investments in securities linked to the value of those foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings by companies in certain countries. Also, there is less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and

generally foreign companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in Europe, Asia, Australia and New Zealand may be affected by political, economic, financial and social factors in those jurisdictions, including changes in a country’s government, economic and fiscal policies and currency exchange laws. Moreover, the economies in those countries may differ favorably or unfavorably from economies in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Those countries may be subject to different and, in some cases, more adverse economic environments, like the recession experienced by the Japanese economy and certain other Asian economies.

The inclusion of the MSCI EAFE Net Dividends Reinvested Index in the IMAA Index subjects you to currency risk	Because the prices of the equity securities included in the indices that make up the MSCI EAFE Net Dividends Reinvested Index are converted into U.S. dollars for purposes of calculating the value of the component indices and the MSCI EAFE Net Dividends Reinvested Index, you will be exposed to currency exchange rate risk with respect to each of the countries represented in the MSCI EAFE Net Dividends Reinvested Index. Your net exposure will depend on the extent to which the currencies of the component country indices strengthen or weaken against the U.S. dollar and the relative weight of each component index. If, taking into account that weight, the dollar strengthens against the component currencies, the value of the MSCI EAFE Net Dividends Reinvested Index will be adversely affected and the payment at maturity of the COMPASS may be reduced.

Of particular importance to potential currency exchange risk are:

• existing and expected rates of inflation;

• existing and expected interest rate levels;

• the balance of payments; and

• the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

There are restrictions on the minimum number of COMPASS you may exchange and on the dates on which you may exchange them

You must exchange at least 100 COMPASS (or fewer if you are exchanging all of the COMPASS that you hold) at any one time in order to exercise your exchange right.

Prior to maturity, you may exchange your COMPASS once each week, for the net entitlement value determined on Thursday of each week, which will be paid to you on the third trading day following that Thursday.

Adjustments to the IMAA Index could adversely affect the value of the COMPASS	Ibbotson is solely responsible for publishing the Ibbotson asset allocation. Ibbotson can, in its sole discretion, alter the Ibbotson asset allocation. These alterations may increase the IMAA Index’s allocation to underlying constituents to which you do not want exposure and/or decrease its allocation to underlying constituents to which you do want exposure. You should not conclude that any such alterations are investment recommendations by us. Furthermore, the party responsible for calculating and maintaining each underlying constituent can, in its sole discretion, add, delete or substitute the equity securities, Treasury securities and/or commodities included in the respective index, or make other methodological changes required by certain events relating to the equity securities, Treasury securities and/or commodities, such as stock splits and dividends, spin-offs, rights issuances and mergers and acquisitions. Any of these changes could affect the value of the underlying constituents and the IMAA Index and potentially adversely affect the value of the COMPASS.

CBOE and the entities that calculate and publish the underlying constituents may discontinue or suspend calculation or publication of the IMAA Index and/or the underlying constituents at any time. In these circumstances and upon receipt of notice from CBOE, MS & Co., as the calculation agent, will have discretion to substitute a successor index that is substantially comparable to the IMAA Index or the discontinued or suspended index. In addition, if the entity that calculates and publishes an underlying constituent makes a material change to the nature or composition of that underlying constituent or the method by which that underlying constituent is calculated, MS & Co., as the calculation agent, may substitute a successor index that is comparable to that changed index, or if there is no such index, we will redeem the COMPASS.

Although MS & Co. will be obligated to select a successor index without regard to its affiliation with us, MS & Co. could have an economic interest that is different than that of holders of the COMPASS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or one of its affiliates. See “Description of the COMPASS—Discontinuance of the IMAA Index; Successor Index; Alteration of Method of Calculation.”

The brokerage firm through which you hold your COMPASS and your broker may have economic interests that are different from yours	In addition to the commission paid at the time of this offering of the COMPASS, commissions will be paid on a monthly basis to brokerage firms, including MS & Co. and its affiliates, whose clients purchased COMPASS in the offering and who continue to hold their COMPASS. These additional commissions will equal 0.06% multiplied by the average net entitlement value per COMPASS in each calendar month. These monthly commissions, combined with the commission paid on the day the COMPASS were offered for sale to the public, will not in any event exceed 8% of the issue price per COMPASS. We expect that the brokerage firm through which you hold your COMPASS will pay a portion of these additional commissions to your broker.

As a result of these arrangements, the brokerage firm through which you hold your COMPASS and your broker may have economic interests that are different than yours. As with any security or investment for which the commission is paid over time, your brokerage firm and your broker may have an incentive to encourage you to continue to hold the COMPASS because they will no longer receive these monthly commissions if you sell your COMPASS. You should take the above arrangements and the potentially different economic interests they create into account when considering an investment in the COMPASS. For more information about the payment of these additional commissions, see “Description of the COMPASS—Supplemental Information Concerning Plan of Distribution.”

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the COMPASS.

Because the calculation agent, MS & Co., is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the COMPASS, including with respect to certain determinations and judgments that the calculation agent must make in determining the index value or whether a market disruption event has occurred. See “Description of the COMPASS—Discontinuance of the IMAA Index; Successor Index; Alteration of Method of Calculation” and “—Market Disruption Event.”

The issue price of the COMPASS includes the agent’s commissions. In addition, the adjustment amount takes into account the ongoing commissions and the costs of hedging our obligations under the COMPASS. The affiliates through which we hedge our obligations under the COMPASS expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our and our affiliates’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the IMAA Index	MS & Co. and other affiliates of ours will carry out hedging activities related to the COMPASS, including taking positions in the equity securities, Treasury securities and commodities included in the underlying constituents (and possibly to other instruments linked to the equity securities, Treasury securities and commodities included in the underlying constituents). MS & Co. and other affiliates of ours also trade the equity securities, Treasury securities and commodities included in the underlying constituents and other financial instruments related to the underlying constituents and the equity securities, Treasury securities and commodities on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the date we price the COMPASS for sale to the public could potentially increase the index value and, therefore, the value at which the IMAA Index must close before you receive a payment upon exchange or at maturity that exceeds the issue price of the COMPASS. Additionally, such hedging or trading activities during the term of the COMPASS could potentially affect the value of the IMAA Index or the underlying constituents on any exchange valuation date or the maturity valuation date and, accordingly, the payment you will receive upon exchange or at maturity.

Because the characterization of the COMPASS for U.S. federal income tax purposes is uncertain, the material U.S. federal income tax consequences of an investment in the COMPASS are uncertain	You should consider the U.S. federal income tax consequences of investing in the COMPASS. An investment in the COMPASS should be characterized, and you and Morgan Stanley agree to treat an investment in the COMPASS, as an investment in prepaid cash settlement forward contracts under which we deliver at maturity, or upon exchange, a cash amount determined by reference to the IMAA Index in exchange for a prepaid purchase price, as described in the section of this pricing supplement called “Description of the COMPASS—United States Federal Income Taxation.” In addition, you and Morgan Stanley agree to treat the COMPASS as giving rise to taxable gain or loss only upon the sale, exchange, maturity or other taxable disposition of the COMPASS. Under this agreed treatment, if you are a U.S. taxable investor, you should recognize capital gain or loss at maturity or upon a sale, exchange or other taxable disposition of the COMPASS in an amount equal to the difference, if any, between the amount realized and your tax basis in the COMPASS. However, due to the absence of authorities that directly address the proper tax treatment of the COMPASS, no assurance can be given that the U.S. Internal Revenue Service (the “IRS”) will accept, or that a court will uphold, this characterization and treatment. We are not requesting a ruling from the IRS with respect to the COMPASS, and our characterization of the COMPASS as prepaid cash settlement forward contracts in respect of the IMAA Index is not binding on the IRS or any court. If the IRS were successful in asserting an alternative characterization or treatment, the timing and character of income on the COMPASS could be significantly affected. For example, the IRS may take the position that certain changes in the components of the IMAA Index, or certain changes in the weight of the components after an IMAA Index rebalancing, are sufficiently fundamental or material to give rise to a deemed exchange of the prepaid forward contract for a new prepaid forward contract, in which case you may be required to recognize gain or, possibly, loss in respect of such a deemed exchange. For a discussion of this and other potential alternative characterizations and their consequences, see “Description of the COMPASS—United States Federal Income Taxation.”

If you are a non-U.S. investor, please also read the section of this pricing supplement called “Description of the COMPASS—United States Federal Income Taxation” for a discussion of the withholding tax consequences of an investment in the COMPASS.

You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the COMPASS, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF THE COMPASS

Terms not defined in this pricing supplement have the meanings given to them in the accompanying prospectus supplement. The term “COMPASS” refers to each of our COMPosite Asset Selection Securities due November 30, 2011 exchangeable for a cash amount based on the Ibbotson Moderate Asset Allocation Total Return Index. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Amount Issued	$

The COMPASS are a further issuance of, and will form a single series and trade interchangeably with, the $48,018,915.31 of COMPosite Asset Selection Securities due November 30, 2011 exchangeable for a cash amount based on the Ibbotson Moderate Asset Allocation Total Return Index previously issued. The terms of this additional issuance of COMPASS and the outstanding COMPASS, other than the issue price, are the same.

Maturity Date	November 30, 2011, subject to extension in accordance with the following paragraph in the event of a Market Disruption Event (as defined below) on the scheduled Maturity Valuation Date (as defined below).

If due to a Market Disruption Event or otherwise, the Maturity Valuation Date is postponed so that it falls less than three scheduled Trading Days (as defined below) prior to the scheduled Maturity Date, the Maturity Date will be the third scheduled Trading Day following the Maturity Valuation Date as postponed. See “—Calculation of the Net Entitlement Value on the Maturity Valuation Date and Exchange Valuation Date” below.

Issue Price	$ per COMPASS

Denominations	$10 and multiples thereof

Original Issue Date (Settlement Date)	, 2006

CUSIP Number	61747Y782

Interest Rate	None

Net Entitlement Value Payable at Maturity or upon Exchange	Each COMPASS is exchangeable on the Maturity Date or any Exchange Date (as defined below), as applicable, for the Net Entitlement Value determined on the Maturity Valuation Date or any Exchange Valuation Date (as defined below), as applicable.

The Net Entitlement Value on any Trading Day equals (i) the product of (x) the Net Entitlement Value on the previous Trading Day times (y) the IMAA Index Performance (as defined below) on that Trading Day, minus (ii) the Adjustment Amount (as defined below) as of that Trading Day. The Net Entitlement Value will be calculated by the Calculation Agent. In addition, an indicative Net Entitlement Value will be published daily by CBOE (as defined on PS-4) under the symbol “CIW.”

IMAA Index Performance	On any Trading Day, the Index Value (as defined below) on that Trading Day divided by the Index Value on the previous Trading Day.

Index Value	On any Trading Day, the closing value of the IMAA Index or any Successor Index (as defined under “—Discontinuance of the IMAA Index; Successor Index; Alteration of Method of Calculation”) on that Trading Day. Under certain circumstances, the Index Value will be based on the alternate calculation of the IMAA Index described under “—Discontinuance of the IMAA Index; Successor Index; Alteration of Method of Calculation.”

Adjustment Amount	On any Trading Day, 2% times the Net Entitlement Value on the previous Trading Day times the number of calendar days since the previous Trading Day divided by 365.

Calculation of the Net Entitlement Value on the Maturity Valuation Date and Exchange Valuation Date

For purposes of calculating the Net Entitlement Value payable on the Maturity Date, the Maturity Valuation Date will be the third scheduled Trading Day immediately prior to the Maturity Date, unless there is a Market Disruption Event on that date.

For purposes of calculating the Net Entitlement Value payable on any Exchange Date, the Exchange Valuation Date will be the immediately preceding Thursday, unless there is a Market Disruption Event on that date or that date is not a scheduled Trading Day.

If a Market Disruption Event occurs on the scheduled Maturity Valuation Date or an Exchange Valuation Date, then the Maturity Valuation Date or Exchange Valuation Date, as the case may be, will be the immediately succeeding Trading Day on which no Market Disruption Event has occurred. If the scheduled Exchange Valuation Date is not a scheduled Trading Day, then the Exchange Valuation Date will be the immediately succeeding Trading Day on which no Market Disruption Event has occurred.

Relevant Exchange	The primary organized exchange or market of trading for any security then included in any Underlying Constituent (as defined below) or any Successor Index.

Exchange Right	To exchange your COMPASS on any Exchange Date, you must instruct your broker or other person through whom you hold your COMPASS to take the appropriate steps through normal clearing system channels, and must notify us by 12:00 p.m. New York City time on the Wednesday immediately preceding the relevant scheduled Exchange Valuation Date. If the Wednesday preceding any Exchange Valuation Date is not a Trading Day, then to exchange your COMPASS on the relevant Exchange Date, you must notify us by 12:00 p.m. New York City time on the previous Trading Day. Your book-entry interest in the COMPASS must be transferred to the trustee on our behalf at or prior to 10:00 a.m. New York City time on the Exchange Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the COMPASS, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your instructions are not timely made, if you fail to notify us by 12:00 p.m. New York City time on the Wednesday immediately preceding the relevant scheduled Exchange Valuation Date or if your book-entry interest is not transferred to the Trustee on our behalf at or prior to 10:00 a.m. New York City time on the Exchange Date, you will not be able to exchange your COMPASS until the following Exchange Date and you will need to complete all the required steps if you should wish to exchange your COMPASS on that or any subsequent Exchange Date.

Since the COMPASS will be held only in book-entry form, only the Depository Trust Company (“DTC”) may exercise the Exchange Right with respect to the COMPASS. Accordingly, beneficial owners of COMPASS that desire to have all or any portion of their COMPASS exchanged must instruct the participant through which they own their interest to direct DTC to exercise the Exchange Right on their behalf. In order to ensure that we receive the instructions on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant’s deadline for accepting instructions from their customers. All instructions given to participants from beneficial owners of COMPASS relating to the right to exchange their COMPASS will be irrevocable.

In addition, at the time instructions are given, each beneficial owner must direct the participant through which it owns its interest to transfer its book-entry interest in the related COMPASS, on DTC’s records, to the Trustee on our behalf.

In order to exercise your Exchange Right, you must exchange at least 100 COMPASS, or fewer if you are exchanging all of the COMPASS that you hold.

Exchange Valuation Date	Thursday of each week, subject to the occurrence of a Market Disruption Event on that date.

Exchange Date	The third Trading Day following the Exchange Valuation Date.

Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchanges for securities underlying the applicable Underlying Constituents.

Senior or Subordinated Security	Senior

The IMAA Index	The Index Value is calculated, published and disseminated daily after the close of trading by CBOE. Such information reflects the policies of, and is subject to change by, CBOE. CBOE has no obligation to continue to publish, and may discontinue or suspend publication of, the IMAA Index at any time. Data on daily IMAA Index closing prices are calculated and disseminated by CBOE on its website, under the symbol “CIJ.”

Description of the IMAA Index

The IMAA Index consists of indices of large-capitalization, middle-capitalization and small-capitalization U.S. equity securities, international equity securities, long-term U.S. Treasury securities, commodities and cash (each, an “Asset Class”), weighted in proportion to Ibbotson’s published asset allocation (the “Ibbotson Asset Allocation”) for a “moderate risk profile.” We have identified seven benchmark indices (listed in the table on PS-23) that correspond to each of the Asset Classes (each, an “Underlying Constituent”). You can review historical quarterly closing values of the S&P 500 (Total Return) Index, the S&P MidCap 400 (Total Return) Index, the S&P SmallCap 600 (Total Return) Index, the MSCI EAFE Net Dividends Reinvested Index and the GSCI Total Return Index since 2001 and more specific information about the calculations of all of the Underlying Constituents in Annex A to this pricing supplement.

Ibbotson publishes the Ibbotson Asset Allocation on the first Trading Day of each month on their website. Ibbotson determines the Ibbotson Asset Allocation in accordance with the procedures described below.

Ibbotson primarily uses a two-phase process to determine the combination of the Asset Classes that maximizes the expected return of a portfolio for a specified level of risk. In the first phase, Ibbotson uses Constrained Mean-Variance Optimization (as defined below) based on historical data and current market information. In the second phase, Ibbotson uses Resampling Optimization (as defined below) to average the results of approximately 2000 Constrained Mean-Variance Optimizations based on differing sets of historical data and current market information. Ibbotson publishes the Ibbotson Asset Allocation based on the results of this process every month.

Constrained Mean-Variance Optimization. Mean-variance optimization is a mathematical process that calculates the asset class weights that provide a portfolio with the maximum expected return for a given level of risk; or, conversely, the minimum risk for a given expected return. The inputs needed to conduct mean-variance optimization are asset class expected returns, expected standard deviations and expected cross-asset class correlations. Ibbotson develops inputs for each of these statistics using a combination of historical data and current market information. These inputs are then run through a mean-variance optimizer, which results in a computation of a range of asset class weights scaled by level of risk.

Because an unconstrained mean-variance optimization would not necessarily result in a balanced portfolio, Ibbotson places six constraints (the “Portfolio Constraints”) on its mean-variance optimization to produce the constrained mean-variance optimization (the “Constrained Mean-Variance Optimization”) used to create the Ibbotson Asset Allocation. The Portfolio Constraints are as follows:

• The allocation to cash is capped at 10%.

• The allocation to commodities is capped at 10%.

• The allocation to the small-capitalization index must be less than 20% of the large-capitalization index.

• The allocation to the middle-capitalization index must be less than 30% of the large-capitalization index.

• The allocation to the international equities index must be less than 50% of the combined allocation to small-capitalization, middle-capitalization and large-capitalization indices.

• The allocation to cash and bonds combined is capped at 45%.

The Asset Class weights will be rebalanced to reflect changes in the Efficient Frontier (as defined below) over the term of the COMPASS. However, these changes will likely result in only small revisions in the Ibbotson Asset Allocation.

Each Constrained Mean-Variance Optimization creates an investment “frontier.” The frontier shows differing allocations among the same set of Asset Classes based on risk tolerance. Thus, a single Constrained Mean-Variance Optimization might result in different allocations to the same Asset Class depending on whether an aggressive, moderate or low risk tolerance is selected.

Resampling Optimization. “Resampling Optimization” is a mathematical procedure that reduces the sensitivity of Constrained Mean-Variance Optimization to forecast inaccuracies. More specifically, Resampling Optimization is the process of generating approximately 2000 variations of the original Constrained Mean-Variance Optimization inputs, resulting in multiple frontiers based on each set of inputs, and generating one final frontier as an average of all simulated frontiers (the “Efficient Frontier”). By incorporating multiple possible scenarios of Asset Class performance, Resampling Optimization incorporates a wider range of possible outcomes, and as a result, creates an Efficient Frontier that balances inputs more accurately than any single frontier.

Moderate Risk Profile Structuring

In order to reflect a “moderate risk profile,” the Ibbotson Asset Allocation in any given month will be the optimal allocation to the Asset Classes that represents 60% of the risk (measured by standard deviation) of an allocation solely to large-capitalization U.S. equities.

Calculation of the IMAA Index

On any Trading Day, the Index Value will equal the sum of the Index Points (as defined below) for each Underlying Constituent on that Trading Day. The Index Value is calculated after the close of trading every Trading Day and will be published by CBOE. The Index Value as of the previous Trading Day will be available on broker-dealer terminals and quotation systems.

The “Index Points” with respect to each Underlying Constituent on any Trading Day will equal the product of the Index Ratio (as defined below) on that Trading Day times the Underlying Constituent Closing Value (as defined below) for that Underlying Constituent on that Trading Day.

The “Index Ratio” with respect to each Underlying Constituent on any Trading Day will equal the Index Weighting (as defined below) for that Underlying Constituent as of the most recent Index Rebalance Date (as defined below) times the Index Value on the previous Index Rebalance Date divided by the Underlying Constituent Closing Value for that Underlying Constituent on the most recent Index Rebalance Date.

Example: If on an Index Rebalance Date the Index Value is 140, the Index Weighting for international equities is 10% and the Underlying Constituent Closing Value (as defined below) for the MSCI EAFE Net Dividends Reinvested Index is 3380, the Index Ratio for the MSCI EAFE Net Dividends Reinvested Index initially will be calculated as follows:

140 x 10% ÷ 3380 = 0.004142

In addition, for an Underlying Constituent closing value of 3380 and an Index Ratio of 0.004142, the MSCI EAFE Net Dividends Reinvested Index will represent 14 Index Points of the 140-point Index.

3380 x 0.004142 = 14

The Index Ratio will remain fixed between Index Rebalance Dates (as defined below) except in the event of certain types of actions, such as payment of a dividend (other than an ordinary cash dividend), stock distributions, stock splits, reverse stock splits, rights offerings, or a distribution, reorganization, recapitalization or similar event with respect to a security included in an Underlying Constituent, or certain types of actions by the publishers of the Underlying Constituents, such as a split in the Underlying Constituent or a change in the method of calculation of the Underlying Constituent. When such changes occur between Index Rebalance Dates, the Index Ratio may be adjusted by the Calculation Agent to maintain each Underlying Constituent’s relative weight in the IMAA Index at the level immediately prior to the event giving rise to the adjustment.

The “Underlying Constituent Closing Value” with respect to each Underlying Constituent on any Trading Day will equal the closing value of that Underlying Constituent or any Successor Underlying Constituent (as defined below) published by the publisher of each Underlying Constituent at the regular weekday close of trading on that Trading Day.

The “Index Weighting” of each Underlying Constituent will equal Ibbotson’s weighting of the corresponding Asset Class for that month.

The following table sets forth each Asset Class and the corresponding Underlying Constituent, Index Weighting, Underlying Constituent Closing Value, Index Ratio, Index Points and the Index Value in effect as of February , 2006, the day we price the COMPASS for sale to the public:

Asset Class	Underlying Constituent	Index Weighting	Underlying Constituent Closing Value	Index Ratio	Index Points
Equities, Large-Capitalization	S&P 500 (Total Return) Index

Equities, Middle-Capitalization	S&P MidCap 400 (Total Return) Index

Equities, Small-Capitalization	S&P SmallCap 600 (Total Return) Index

International Equities	MSCI EAFE Net Dividends Reinvested Index

Long-term Treasury Securities	Lehman Brothers 20+ Year Treasury Index

Commodities	GSCI Total Return Index

Cash	Lehman Brothers 3-Month Treasury Bill Index

Index Value on February , 2006:

Rebalancing of the IMAA Index

Each month, following the close of trading on the last Trading Day of such month (the “Index Rebalance Date”) CBOE adjusts the Index Ratio of each Underlying Constituent so that each Index Weighting equals the weight of the corresponding Asset Class in the Ibbotson Asset Allocation for the following month. The Index Ratio of each Underlying Constituent may differ from one month to the next (i) if Ibbotson has published a different Ibbotson Asset Allocation since the previous Index Rebalance Date or (ii) even if the Ibbotson Asset Allocation remains the same, if the values of the Underlying Constituents have fluctuated since that Index Rebalance Date. The adjusted Index Weightings and Index Ratios of the Underlying Constituents become the basis for the Index Value on the first Trading Date of each month, which is the Trading Day immediately following the Index Rebalance Date. The Index Weightings and Index Ratios of each Underlying Constituent remain fixed at its value as of the first Trading Day following an Index Rebalance Date until the first Trading Day following the next Index Rebalance Date, except as described above.

If a Market Disruption Event occurs on a scheduled Index Rebalance Date, the Index Rebalance Date will be the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred.

Discontinuance of the Underlying Constituents

If the entity that publishes an Underlying Constituent (i) discontinues publication of that Underlying Constituent; or (ii) makes a material change to the nature or composition of that Underlying Constituent or the method by which that Underlying Constituent is calculated so that the Underlying Constituent is no longer representative of the Asset Class that it represented on the date the COMPASS were offered for sale to the public, and the publisher of that Underlying Constituent or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be substantially comparable to the discontinued or changed Underlying Constituent (such index being referred to in this pricing supplement as a “Successor Underlying Constituent”), then any Index Value will be determined by reference to the value of such Successor Underlying Constituent at the regular weekday close of trading on the Trading Day that any Index Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Underlying Constituent, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the COMPASS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the COMPASS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

Notwithstanding the foregoing, we will, upon at least 10 but not more than 30 calendar days’ notice to the holders of the COMPASS, redeem the COMPASS on any Exchange Date if the Calculation Agent determines that there is no appropriate Successor Underlying Constituent. The Net Entitlement Value for any redemption will be determined on the related Exchange Valuation Date. If we redeem your COMPASS in accordance with this provision, then from and after the date we give notice of redemption, the Calculation Agent will cease to calculate the IMAA Index, the composition of the IMAA Index will become fixed as of that date and there will be no further rebalancings of the IMAA Index, provided that the Calculation Agent in its sole discretion may make adjustments after that date solely to reflect the occurrence of events affecting an Underlying Constituent (such as, for example, a split in an Underlying Constituent). Any such subsequent adjustment will be designed to maintain the relative investment represented by each Underlying Constituent as of the date we give notice of redemption.

Indicative and Historical Information

The following table sets forth the indicative Index Values for the IMAA Index for each quarter in the period from January 1, 2001 through January 25, 2006, as calculated by us. The closing value of the IMAA Index on January 25, 2006 was 144.10. The Index Values set forth below prior to November 22, 2005 are based on historical trading data for the Underlying Constituents as though the IMAA Index had been published during that period and are based on historical allocations. We obtained the historical trading data on which the information in the tables below is based from Bloomberg Financial Markets and Lehman Brothers, without independent verification, and obtained the historical allocations from Ibbotson. The indicative performance of the IMAA Index should not be taken as an indication of future performance, and no assurance can be given as to the level of IMAA Index on any Exchange Valuation Date or the Maturity Valuation Date.

	IMAA Index
	High	Low	Period End
2001
First Quarter	109.15	98.03	99.31
Second Quarter	106.39	96.98	101.63
Third Quarter	102.57	90.43	94.03
Fourth Quarter	99.59	93.79	98.01

2002
First Quarter	100.49	95.38	99.75
Second Quarter	100.13	95.25	96.10
Third Quarter	96.66	87.94	91.99
Fourth Quarter	96.60	89.22	96.19

2003
First Quarter	97.99	94.06	95.07
Second Quarter	108.73	95.41	105.40
Third Quarter	107.46	102.03	106.64
Fourth Quarter	114.95	107.91	114.88

2004
First Quarter	121.22	114.45	119.97
Second Quarter	120.02	114.27	119.10
Third Quarter	122.83	116.88	122.67
Fourth Quarter	129.64	123.28	129.38

2005
First Quarter	134.35	127.16	131.69
Second Quarter	137.18	129.34	136.07
Third Quarter	142.33	136.17	141.39
Fourth Quarter	143.38	136.02	142.38

2006
First Quarter (through January 25, 2006)	145.55	143.89	144.10

Based on daily IMAA Index data, the annualized return over this time period is 6.41% per annum and the annualized volatility is 8.71% per annum.

Volatility is the IMAA Index’s annualized standard deviation, which measures the differences between the daily returns of the IMAA Index and the mean return of the IMAA Index for the period. Large differences between the daily returns and the mean return translate to a higher standard deviation, and thus greater volatility. Conversely, the closer the daily returns are to the mean return, the lower the standard deviation and the lower the volatility.

The following graph illustrates the trends of the closing values of the IMAA Index, calculated on a monthly basis, from January 1, 2001 to January 25, 2006. The graph does not show every situation that may occur.

IMAA Index Monthly Closing Values as of January 1, 2001 – January 25, 2006

Discontinuance of the IMAA Index; Successor Index; Alteration of Method of Calculation

If CBOE, or the publisher of any Successor Index (as defined below), discontinues publication of the IMAA Index and CBOE or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued IMAA Index (such index being referred to in this pricing supplement as a “Successor Index”), then any Index Value will be determined by reference to the value of such Successor Index at the regular weekday close of trading on the Trading Day that any Index Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the COMPASS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the COMPASS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If CBOE discontinues publication of the IMAA Index prior to, and such discontinuance is continuing on, any day on which an Index Value must be determined and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Value for such date. The Index Value will be computed by the Calculation Agent in accordance with the formula for calculating the IMAA Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchanges on such date of each Underlying Constituent most recently comprising the IMAA Index without any rebalancing or substitution of such Underlying Constituent following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the IMAA Index may adversely affect the value of the COMPASS.

If at any time the method of calculating the IMAA Index or a Successor Index, or the value thereof, is changed in a material respect, or if the IMAA Index or a Successor Index is in any other way modified so that it does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the IMAA Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date on which the Index Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the IMAA Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Value with reference to the IMAA Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the IMAA Index or a Successor Index is modified so that its value is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the IMAA Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Events of Default	Events of default under the COMPASS will include, among other things, default in payment of any principal (i.e., payment of the Net Entitlement Value at maturity or upon exchange) and events of bankruptcy, insolvency or reorganization with respect to us. Upon acceleration of the COMPASS following the occurrence of an event of default, holders will be entitled to receive their Net Entitlement Value calculated by the Calculation Agent as of the date of the acceleration. For a description of all the events that constitute events of default under the COMPASS, see “Description of Debt Securities—Events of Default” in the accompanying prospectus.

Trustee	JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)

Agent	MS & Co.

Calculation Agent	MS & Co.

The Net Entitlement Value of the IMAA Index and all dollar amounts related to determination of the amount of cash payable per COMPASS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate number of COMPASS will be rounded to the nearest cent, with one-half cent rounded upward.

The Calculation Agent is solely responsible for determining the Net Entitlement Value. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on us and on holders of the COMPASS.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent may be adverse to your interests as an investor in the COMPASS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Value or whether a Market Disruption Event has occurred. See “—Discontinuance of the IMAA Index; Successor Index; Alteration of Method of Calculation” and “—Market Disruption Event.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment. See also “Risk Factors—The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests.”

Market Disruption Event	With respect to the S&P 500 (Total Return) Index, the S&P MidCap 400 (Total Return) Index, the S&P SmallCap 600 (Total Return) Index or the MSCI EAFE Net Dividends Reinvested Index, “Market Disruption Event” means (i) the occurrence or existence of a suspension, absence or material limitation of trading of equities then constituting 20% or more of the value of any of these Underlying Constituents on the Relevant Exchange(s) for such equities for the same period of trading longer than two hours or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; (ii) a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for equities then constituting 20% or more of the value of any of these Underlying Constituents during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or (iii) the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange-traded funds related to any of these Underlying Constituents for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market. If trading in an equity included in any of these Underlying Constituents is materially suspended or materially limited at that time, then the relevant percentage contribution of that equity to the value of the relevant Underlying Constituent shall be based on a comparison of (x) the portion of the value of that Underlying Constituent attributable to that equity relative to (y) the overall value of that Underlying Constituent, in each case immediately before that suspension or limitation.

With respect to the GSCI Total Return Index, “Market Disruption Event” means (i) the failure of the Relevant Exchange or other price source to announce or publish the commodity price for any commodity in the GSCI; (ii) any material limitation, suspension or disruption of trading in one or more commodities included in the GSCI on the Relevant Exchange; (iii) the disappearance of a commodity reference price or (iv) a material limitation imposed on trading in the contract for the GSCI on the Relevant Exchange.

With respect to the Lehman Brothers 20+ Year Treasury Index and the Lehman Brothers 3-Month Treasury Bill Index, “Market Disruption Event” means (i) the failure of Lehman Brothers to publish the value of either the Lehman Brothers 20+ Year Treasury Index or the Lehman Brothers 3-Month Treasury Bill Index; or (ii) any material limitation, suspension or disruption of trading in one or more components included in the Lehman Brothers 20+ Year Treasury Index and the Lehman Brothers 3-Month Treasury Bill Index for a period of trading longer than two hours or during the one-half hour period preceding the close of the principal trading session on the Relevant Exchange.

Additional Issuances of COMPASS	We may, without notice to holders of COMPASS, issue additional COMPASS having terms identical to those we are offering hereby (other than price). Should we so decide, we may make such issuances on any Trading Day we deem appropriate. The pricing of any new issuance of COMPASS will be derived from the Net Entitlement Value of the outstanding COMPASS as of the applicable pricing date plus the maximum agent’s commission specified in the relevant pricing supplement. The prices of the COMPASS so issued could be at a premium or discount to then prevailing trading prices of the COMPASS.

Use of Proceeds and Hedging	The net proceeds we receive from the sale of the COMPASS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the COMPASS by one or more of our affiliates. The Issue Price of the COMPASS includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the COMPASS. In addition, the Adjustment Amount takes into account the ongoing commissions and the costs of hedging our obligations under the COMPASS. The costs of hedging include the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.
License Agreement between Ibbotson and MS & Co.

Ibbotson and MS & Co. have entered into a license agreement providing for the license to Morgan Stanley of the right to use its “moderate risk profile” asset allocation and the “Ibbotson” mark in connection with the offering, sale, marketing and promotion of the IMAA Index and the COMPASS. This license extends to any entity Morgan Stanley may select as calculation agent for the IMAA Index.

The license agreement between Ibbotson and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The COMPASS are not sponsored, endorsed, sold or promoted by Ibbotson. Ibbotson makes no representation or warranty, express or implied, to owners of the COMPASS, including the advisability of investing in the COMPASS. Ibbotson’s only relationship to the COMPASS is the licensing of certain trademarks of Ibbotson and the provision of constituent weights in connection with the IMAA Index on which the COMPASS are based. The IMAA Index is calculated by CBOE without regard to the COMPASS. Ibbotson has no obligation to take Morgan Stanley’s needs or the needs of the owners of the COMPASS into consideration in determining the weights on which the IMAA Index is based. Ibbotson is not responsible for and has not participated in decisions regarding the timing of the issuance of the COMPASS, nor has it played any role in determining the quantity of COMPASS to be issued, the offering price of those COMPASS or the calculations used to convert the COMPASS into cash upon maturity or exchange. Ibbotson has no obligation or liability in connection with the administration, marketing or trading of the COMPASS.

IBBOTSON DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE IMAA INDEX OR ANY DATA INCLUDED THEREIN. IBBOTSON MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE COMPASS, OR ANY OTHER PERSON OR ENTITY FROM INVESTMENT IN OR OWNERSHIP OF THE COMPASS. IBBOTSON MAKES NO EXPRESS OR IMPLIED WARRANTIES TO OWNERS OF THE COMPASS, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE COMPASS OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL IBBOTSON HAVE ANY LIABILITY TO THE OWNERS OF THE COMPASS FOR ANY DIRECT, SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Ibbotson” is a trademark of Ibbotson Associates, Inc. and has been licensed for use by Morgan Stanley.

ERISA Matters for Pension Plans and Insurance Companies
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the COMPASS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be each considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Code with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the COMPASS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the COMPASS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the COMPASS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to local, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code.

Because we may be considered a party in interest with respect to many Plans, the COMPASS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the COMPASS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding the COMPASS that either (i) it is not a Plan or a Plan Asset Entity, is not purchasing such COMPASS on behalf of or with “plan assets” of any Plan, or a governmental or church plan which is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (ii) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the COMPASS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

Purchasers of the COMPASS have exclusive responsibility for ensuring that their purchase, holding and disposition of the COMPASS do not violate the prohibited transaction rules of ERISA or the Code.

Supplemental Information Concerning Plan of Distribution
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the COMPASS here offered at the price set forth on the cover of this pricing supplement. The Agent proposes initially to offer the COMPASS directly to the public at the public offering price set forth on the cover of this pricing supplement.

The Agent may allow, and those selected dealers may reallow, a concession not in excess of $ per COMPASS to other dealers. We expect to deliver the COMPASS against payment therefor in New York, New York on , 2006. After the offering of the COMPASS, the Agent may vary the offering price and other selling terms from time to time.

In addition to the commission paid at the time of the offering of the COMPASS, commissions will be paid on a monthly basis to brokerage firms, including MS & Co. and its affiliates, whose clients purchased COMPASS in the offering and who continue to hold their COMPASS on the last trading day of each month, beginning December 2005 and ending November 2011. These monthly commissions will equal 0.06% multiplied by the average Net Entitlement Value per COMPASS in each calendar month. The average Net Entitlement Value for any calendar month will equal the sum of the Net Entitlement Values of the COMPASS on each Trading Day during that month divided by the number of Trading Days in that calendar month. For example, if the average Net Entitlement Value for a calendar month were equal to $9.88 an additional commission of $0.005928 per COMPASS would be paid in respect of that calendar month.

These monthly commissions, combined with the commission paid on the day the COMPASS were offered for sale to the public, will not in any event exceed 8% of the issue price per COMPASS. You may find out the additional monthly commissions paid per COMPASS in any quarter by calling your broker or us at (212) 761-4000. See “Risk Factors—The brokerage firm through which you hold your

COMPASS and your broker may have economic interests that are different from yours.”

In order to facilitate the offering of the COMPASS, the Agent may engage in transactions that stabilize, maintain, or otherwise affect the price of the COMPASS or the equity securities, Treasury securities and/or commodities included in the Underlying Constituents. Specifically, the Agent may sell more COMPASS than it is obligated to purchase in connection with the offering or may sell shares of the underlying equities, Treasury securities and/or commodities that it does not own, creating a naked short position in the COMPASS or the underlying stocks, respectively for its own account. The Agent must close out any naked short position by purchasing the COMPASS or underlying equity securities, Treasury securities and/or commodities in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the COMPASS or the underlying equity securities, Treasury securities and/or commodities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, COMPASS or underlying equity securities, Treasury securities and/or commodities in the open market to stabilize the price of the COMPASS. Any of these activities may raise or maintain the market price of the COMPASS above independent market levels or prevent or retard a decline in the market price of the COMPASS. The Agent is not required to engage in these activities and may end any of these activities at any time. See “—Use of Proceeds and Hedging.”

An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of the COMPASS. See “—Use of Proceeds and Hedging.”

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the COMPASS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the COMPASS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the COMPASS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the COMPASS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the COMPASS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the COMPASS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the COMPASS. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The COMPASS may not be offered or sold to the public in the Federative Republic of Brazil (“Brazil”). The COMPASS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Comission). Accordingly, the COMPASS may not be offered or sold in Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The COMPASS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the COMPASS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the COMPASS to the public in Hong Kong, as the COMPASS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the COMPASS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the COMPASS which are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The COMPASS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the COMPASS nor will they make the COMPASS the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement and prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the COMPASS, whether directly or indirectly, to persons in Singapore other than:

• an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

• an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

•      a person who acquires the COMPASS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

• otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

United States Federal Income Taxation…..	Tax Treatment of U.S. Holders

The following summary is a general discussion of the material U.S. federal income tax consequences that may be relevant to you if you are a beneficial owner of the COMPASS who is:

• an individual who is a citizen or resident of the United States, or

• a U.S. domestic corporation, or

• any other person that is subject to U.S. federal income tax on a net income basis in respect of your investment in the COMPASS (any of the foregoing, a “U.S. Holder”).

This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect).

This summary addresses the U.S. federal income tax consequences to you if you are an initial holder of the COMPASS who will purchase the COMPASS at the applicable issue price in this issuance and who will hold the COMPASS as capital assets. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase the COMPASS by any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers. Thus, for example, this summary does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual investment circumstances or if you are a taxpayer subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, certain financial institutions, insurance companies, tax exempt organizations, or persons who hold COMPASS as a part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment or who acquire COMPASS within 30 days of selling shares of any of the companies included in the IMAA Index. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. You should consult with your tax advisor in determining whether an investment in COMPASS is appropriate for you in light of your personal tax circumstances.

The following description of the treatment of the COMPASS for U.S. federal income tax purposes is based on the advice of our special tax counsel, Cleary Gottlieb Steen & Hamilton LLP. The treatment of the COMPASS described above is not, however, binding on the Internal Revenue Service or the courts. Accordingly, you should consult your tax advisor in determining the tax consequences of an investment in the COMPASS, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Taxation of COMPASS. For U.S. federal income tax purposes, the COMPASS should be treated, and you and Morgan Stanley agree to treat the COMPASS, as prepaid cash settlement forward contracts with respect to the IMAA Index under which:

•      at the time of issuance of the COMPASS, you pay us a fixed amount of cash equal to the applicable issue price of the COMPASS in consideration for our obligation to deliver to you at maturity, or upon exchange, a cash amount equal to the Net Entitlement Value based on the performance of the IMAA Index; and

•      at maturity, or upon exchange, we will deliver to you a cash amount equal to the Net Entitlement Value based on the performance of the IMAA Index in full satisfaction of our obligation under such forward contract.

In addition, you and Morgan Stanley agree to treat the COMPASS as giving rise to taxable gain or loss only upon the sale, exchange, maturity or other taxable disposition of the COMPASS.

However, due to the lack of authority addressing the appropriate tax treatment of the COMPASS, the IRS may take the position that certain changes in the components of the IMAA Index, or certain changes in the weight of the components after an IMAA Index rebalancing, are sufficiently fundamental or material to give rise to a deemed exchange of the prepaid forward contract for a new prepaid forward contract, in which case you may be required to recognize gain or, possibly, loss in respect of such a deemed exchange.

Gain or loss recognized by you upon the sale, exchange, maturity or other taxable disposition of the COMPASS generally will be capital gain or loss equal to the difference between the amount realized on disposition and your tax basis in the COMPASS. Your tax basis in the COMPASS generally should equal your cost for the COMPASS. Capital gain or loss generally should be long-term capital gain or loss if your holding period for the COMPASS is more than one year at the time of disposition.

Constructive Ownership. Section 1260 of the Code treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” in that property, with the result that all or a portion of the long-term capital gain recognized by such taxpayer with respect to the derivative position may be recharacterized as ordinary income. In addition, Section 1260 would impose an interest charge on the long-term capital gain that was recharacterized. Section 1260 in its current form would not apply to the COMPASS. However, Section 1260 authorizes the Treasury Department to promulgate regulations (possibly with retroactive effect) to expand the application of the “constructive ownership” regime. There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to the COMPASS. If Section 1260 were to apply to the COMPASS, you would be required to treat all or a portion of the long-term capital gain (if any) that you recognize on sale, exchange, maturity, or other taxable disposition of the COMPASS as ordinary income, but only to the extent such long-term capital gain exceeds the long-term capital gain that you would have recognized if you had made a direct investment in shares of the companies included in the Underlying Constituents during the period in which you hold the COMPASS. It is possible that these rules could apply, for example, to recharacterize long-term capital gain on the COMPASS in whole or in part to the extent that a holder of securities of the relevant companies would have earned dividend income or accrued interest therefrom or would have recognized short-term capital gain from the disposition of the securities upon rebalancing of the IMAA Index between the Original Issue Date and the date of the disposition of the COMPASS.

Possible Alternative Tax Treatment. Due to the absence of authorities that directly address the proper characterization and tax treatment of the COMPASS or instruments similar to the COMPASS, it is possible that the IRS could seek to characterize the COMPASS in a manner that results in tax consequences to you different from those described under “Taxation of COMPASS.” Alternative tax characterizations could affect the timing and character of income or loss from the COMPASS.

Possible alternative treatments of the COMPASS could include: (i) recognition of income, gain or, possibly, loss when the components of the IMAA Index change, when the IMAA Index is rebalanced or when dividends on the shares underlying the IMAA Index are paid or interest on the debt securities underlying the IMAA Index accrues; (ii) treatment of the COMPASS as contingent payment debt instruments subject to special Treasury regulations governing such instruments, in which case on the sale, exchange, maturity, or other taxable disposition of the COMPASS, you would recognize ordinary income, or ordinary loss, to the extent of your aggregate prior accruals of original issue discount, rather than capital gain or loss; and (iii) treatment of the COMPASS as consisting of a debt instrument and a forward contract or two or more options.

Prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the COMPASS.

Backup Withholding and Information Reporting. You may be subject to information reporting and to backup withholding on the amounts paid to you, unless you are a corporation or come within certain other exempt categories or you provide proof of a correct taxpayer identification number on IRS Form W-9, and otherwise comply with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Tax Treatment of Non-U.S. Holders

The following summary is a general discussion of the material U.S. federal income tax consequences that may be relevant to you if you are a beneficial owner of the COMPASS who is a Non-U.S. Holder. A Non-U.S. Holder is a beneficial owner of a COMPASS that for U.S. federal income tax purposes is:

• a nonresident alien individual;

• a foreign corporation; or

• a foreign trust or estate.

Taxation of COMPASS. Any capital gain realized upon the sale, exchange, maturity or other taxable disposition of the COMPASS by you generally will not be subject to U.S. federal income tax if such gain is not effectively connected with a U.S. trade or business of yours and, if you are an individual, you are not present in the United States for 183 days or more in the taxable year of the disposition.

If you are a non-resident alien individual that is present in the United States for 183 days or more during the taxable year of the sale, exchange or other taxable disposition of a COMPASS and certain other conditions are satisfied, you would be subject to a 30% U.S. federal income tax in respect of gains realized from such sale, exchange or disposition. If you are a Non-U.S. Holder of the COMPASS that is engaged in a trade or business in the United States and if your income from the COMPASS is effectively connected with the conduct of such trade or business, then you generally should be subject to regular U.S. federal income tax on such income in the same manner as if you were a U.S. Holder, in which case you would be exempt from the withholding tax. You should consult your own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of COMPASS, including the possible imposition of a 30% branch profits tax.

Estate Tax. If you are an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty benefit, a COMPASS may be treated as U.S. situs property for U.S. federal estate tax purposes. You are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the COMPASS.

Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with amounts paid to you in respect of the COMPASS. You will be subject to backup withholding in respect of such amounts paid to you, unless you comply with certain certification procedures establishing that you are not a U.S. person for U.S. federal income tax purposes (e.g., by providing a completed IRS Form W-8BEN certifying, under penalties of perjury, that you are not a U.S. person) or otherwise establish an exemption. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

You should consult your own tax advisor in determining the tax consequences of an investment in the COMPASS, including the application of U.S. federal, state, local, foreign or other tax laws, and the possible effects of changes in federal or other tax laws.

For a description of certain restrictions on offers, sales and deliveries of the COMPASS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the COMPASS, see the section of this pricing supplement called “Description of the COMPASS—Supplemental Information Concerning Plan of Distribution.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the COMPASS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. None of this pricing supplement, the accompanying prospectus supplement or prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The COMPASS may not be offered or sold to the public in the Federative Republic of Brazil (“Brazil”). The COMPASS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Comission). Accordingly, the COMPASS may not be offered or sold in Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

The COMPASS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the COMPASS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the COMPASS to the public in Hong Kong, as the COMPASS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the COMPASS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the COMPASS which are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The COMPASS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the COMPASS nor will they make the COMPASS the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement and prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the COMPASS, whether directly or indirectly, to persons in Singapore other than: (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”)); (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA; (c) a person who acquires the COMPASS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ANNEX A

DESCRIPTION OF UNDERLYING CONSTITUENTS

The Underlying Constituents	We have derived all information contained in this pricing supplement regarding the underlying constituents comprising the IMAA Index, including, without limitation, make-up, method of calculation and changes in their equity securities, Treasury securities and/or commodities, from publicly available sources and other sources we believe to be reliable. We make no representation or warranty as to the accuracy or completeness of such information.

The S&P Indices	The U.S. S&P indices moved to a float adjustment methodology in 2005 so that the indices reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500 (Total Return) Index	We have derived all information contained in this pricing supplement regarding the S&P 500 Index and S&P 500 (Total Return) Index, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P 500 Index and the S&P 500 (Total Return) Index were developed by S&P and are calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500,” “S&P 500 (Total Return)” and “500” are trademarks of The McGraw-Hill Companies, Inc. These marks have been licensed for use by us. The COMPASS are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the COMPASS.

The S&P 500 (Total Return) Index is a variant of the S&P 500 Index that takes into account the reinvestment of all dividends and premiums paid on the S&P 500 Index for a given time period.

The S&P 500 Index is published by S&P and is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate S&P 500 Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500 Component Stocks”) as of a particular time as compared to the aggregate average S&P 500 Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “S&P 500 Market Value” of any S&P 500 Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 500 Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the S&P 500 Market Value and trading activity of the common stock of that company.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total S&P 500 Market Value of all 500 S&P 500 Component Stocks relative to the S&P 500 Index’s base period of 1941-43 (the “S&P 500 Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total S&P 500 Market Value of the S&P 500 Component Stocks during the S&P 500 Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total S&P 500 Market Value of the S&P 500 Component Stocks by a number called the S&P 500 Index Divisor. By itself, the S&P 500 Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index. The S&P 500 Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“S&P 500 Index Maintenance”).

S&P 500 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs.

To prevent the value of the Index from changing due to corporate actions, all corporate actions that affect the total S&P 500 Market Value of the S&P 500 Index require an S&P 500 Index Divisor adjustment. By adjusting the S&P 500 Index Divisor for the change in total S&P 500 Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All S&P 500 Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require S&P 500 Index Divisor adjustments.

The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not an S&P 500 Index Divisor adjustment is required.

Type of Corporate Action	S&P Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2x1)	Shares Outstanding times 2; Stock Price divided by 2	No

Share issuance (i.e., Change > 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., Change > 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company change	Add new company Market Value minus old company Market Value	Yes

Rights offering	Price of parent company minus Price of Rights (Right Ratio)	Yes

Spin-offs	Price of parent company minus Price of Spin-off Co. (Share Exchange Ratio)	Yes

Stock splits and stock dividends do not affect the S&P 500 Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the S&P 500 Market Value of the S&P 500 Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the “ex-dividend date” (that is, when transactions in the stock on an organized securities exchange or trading system no longer carry the right to receive that dividend or distribution).

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500 Index Divisor has the effect of altering the

S&P 500 Market Value of the S&P 500 Component Stock and consequently of altering the aggregate S&P 500 Market Value of the S&P 500 Component Stocks (the “Post-Event Aggregate S&P 500 Market Value”). In order that the level of the S&P 500 Index (the “Pre-Event S&P 500 Index Value”) not be affected by the altered S&P 500 Market Value (whether increase or decrease) of the affected S&P 500 Component Stock, a new S&P 500 Index Divisor (“S&P 500 New Divisor”) is derived as follows:

Post - Event Aggregate Market Value	= Pre - Event Index Value
New Divisor

New Divisor =	Post - Event Aggregate Market Value
Pre - Event Index Value

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the S&P 500 Index Divisor is adjusted to compensate for the net change in the total S&P 500 Market Value of the S&P 500 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500 Index Divisor.

To calculate the S&P 500 (Total Return) Index for a given time period, an indexed dividend for that time period is added to the closing S&P 500 Index value for that period. Then, this number is divided by the closing S&P 500 Index value at the beginning of the time period. The indexed dividend is an index number that represents the dividend distribution of the companies in the S&P 500 Index. It is calculated by adding the total daily dividends (based on the ex-dividend date) for all of the stocks in the Index for a given time period and then converting that sum to an indexed number by dividing it by the same S&P 500 Index Divisor that is used to calculate the actual S&P 500 Index.

The general formula to calculate the indexed dividend is:

Daily Total Dividends	= Indexed Dividend
Latest Index Divisor

The S&P 500 (Total Return) Index assumes the reinvestment of dividends on a daily basis. Monthly, quarterly and annual total return numbers for the S&P 500 Index are calculated by daily compounding of the reinvested dividends.

There are four different total return indexes for the S&P 500 Index: 1936, 1970, 1988 and the year-to-date. Each one uses a different base period. The 1936 and 1970 total return indexes were developed for historical use. In the 1936 total return index, dividends are assumed to have been reinvested quarterly from 1936 until 1988 and then daily beginning in 1988. In the 1970 total return index, dividends are assumed to have been reinvested monthly from 1970 until 1988 and then daily beginning in 1988. The 1988 total return index, which we refer to in this pricing supplement as the S&P 500 (Total Return) Index, is calculated based on daily reinvestment of dividends and uses January 1, 1988, as the base period. The year-to-date total return index is also calculated assuming daily reinvestment of dividends; however, the base period is the last day of the prior year.

The following table sets forth historical closing data for the S&P 500 (Total Return) Index for each quarter from January 1, 2001 through January 25, 2006. We obtained the historical closing data in this table through Bloomberg Financial Markets without independent verification. The past performance of the S&P 500 (Total Return) Index should not be taken as an indication of future performance.

The S&P 500 (Total Return) Index
	High	Low	Period End
2001
First Quarter	1913.12	1559.65	1619.54
Second Quarter	1836.02	1540.17	1714.32
Third Quarter	1731.53	1356.61	1462.69
Fourth Quarter	1649.00	1459.33	1618.98

2002
First Quarter	1655.44	1525.26	1623.43
Second Quarter	1622.23	1382.78	1405.93
Third Quarter	1405.20	1133.99	1163.04
Fourth Quarter	1343.47	1108.91	1261.18

2003
First Quarter	1336.25	1152.15	1221.46
Second Quarter	1462.48	1236.30	1409.48
Third Quarter	1509.47	1398.42	1446.77
Fourth Quarter	1622.94	1479.23	1622.94

2004
First Quarter	1693.76	1598.85	1650.42
Second Quarter	1686.24	1592.23	1678.83
Third Quarter	1668.39	1567.95	1647.48
Fourth Quarter	1801.98	1619.48	1799.55

2005
First Quarter	1825.70	1729.33	1760.89
Second Quarter	1822.35	1697.74	1784.99
Third Quarter	1868.06	1789.85	1849.33
Fourth Quarter	1923.44	1772.36	1887.93

	High	Low	Period End

2006
First Quarter (through January 25, 2006)	1958.56	1909.35	1914.28

Source: Bloomberg Financial Markets

The S&P MidCap 400 (Total Return) Index

We have derived all information contained in this pricing supplement regarding the S&P MidCap 400 Index and the S&P MidCap 400 (Total Return) Index, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P MidCap 400 Index and S&P MidCap 400 (Total Return) Index were developed by S&P and are calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s MidCap 400,” “S&P MidCap 400 (Total Return)” and “400” are trademarks of The McGraw-Hill Companies, Inc. These marks have been licensed for use by us. The COMPASS are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the COMPASS.

The S&P MidCap 400 (Total Return) Index is a variant of the S&P MidCap 400 Index that takes into account the reinvestment of all dividends and premiums paid on the S&P MidCap 400 Index for a given time period.

The S&P MidCap 400 Index is published by S&P and is intended to provide a provide a performance benchmark for the medium capitalization segment of the U.S. equity markets. It tracks the stock price movement of 400 companies with mid-sized market capitalizations, primarily ranging from $1 billion to $4 billion. The calculation of the value of the S&P MidCap 400 Index (discussed below in further detail) is based on the relative value of the aggregate S&P MidCap 400 Market Value (as defined below) of the common stocks of 400 companies (the “S&P MidCap 400 Component Stocks”) as of a particular time as compared to the aggregate average S&P MidCap 400 Market Value of the common stocks of 400 similar companies during the base period of June 28, 1991. The “S&P MidCap 400 Market Value” of any S&P MidCap 400 Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P MidCap 400 Component Stock. S&P chooses companies for inclusion in the S&P MidCap 400 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P MidCap 400 Index to achieve the objectives stated above. Relevant criteria employed by

S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the S&P MidCap 400 Market Value and trading activity of the common stock of that company.

The S&P MidCap 400 Index is calculated using a base-weighted aggregate methodology: the level of the S&P MidCap 400 Index reflects the total S&P MidCap 400 Market Value of all 400 Component Stocks relative to the S&P MidCap 400 Index’s base period of June 28, 1991 (the “S&P MidCap 400 Base Period”). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total S&P MidCap 400 Market Value of the S&P MidCap 400 Component Stocks during the S&P MidCap 400 Base Period has been set equal to an indexed value of 100. This is often indicated by the notation June 28, 1991=100. In practice, the daily calculation of the S&P MidCap 400 Index is computed by dividing the total S&P MidCap 400 Market Value of the S&P MidCap 400 Component Stocks by a number called the S&P MidCap 400 Index Divisor. By itself, the S&P MidCap 400 Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P MidCap 400 Index, it is the only link to the original base period value of the S&P MidCap 400 Index. The S&P MidCap 400 Index Divisor keeps the S&P MidCap 400 Index comparable over time and is the manipulation point for all adjustments to the S&P MidCap 400 Index (“S&P MidCap 400 Index Maintenance”).

S&P MidCap 400 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs.

To prevent the value of the S&P MidCap 400 Index from changing due to corporate actions, all corporate actions that affect the total S&P MidCap 400 Market Value of the S&P MidCap 400 Index require an S&P MidCap 400 Index Divisor adjustment. By adjusting the S&P MidCap 400 Index Divisor for the change in total S&P MidCap 400 Market Value, the value of the S&P MidCap 400 Index remains constant. This helps maintain the value of the S&P MidCap 400 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P MidCap 400 Index does not reflect the corporate actions of individual companies in the S&P MidCap 400 Index. All S&P MidCap 400 Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P MidCap 400 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P MidCap 400 Index and do not require S&P MidCap 400 Index Divisor adjustments.

The table below summarizes the types of S&P MidCap 400 Index maintenance adjustments and indicates whether or not an S&P MidCap 400 Index Divisor adjustment is required.

Type of Corporate Action	S&P Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2x1)	Shares Outstanding times 2; Stock Price divided by 2	No

Share issuance (i.e., Change > 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., Change > 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company change	Add new company Market Value minus old company Market Value	Yes

Rights offering	Price of parent company minus Price of Rights (Right Ratio)	Yes

Spin-offs	Price of parent company minus Price of Spin-off Co. (Share Exchange Ratio)	Yes

Stock splits and stock dividends do not affect the S&P MidCap 400 Index Divisor of the S&P MidCap 400 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the S&P MidCap 400 Market Value of the S&P MidCap 400 Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-dividend date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P MidCap 400 Index Divisor has the effect of altering the S&P MidCap 400 Market Value of the S&P MidCap 400 Component Stock and consequently of altering the aggregate S&P MidCap 400 Market Value of the S&P MidCap 400 Component Stocks (the “Post-Event Aggregate S&P MidCap 400 Market Value”). In

order that the level of the S&P MidCap 400 Index (the “Pre-Event S&P MidCap 400 Index Value”) not be affected by the altered S&P MidCap 400 Market Value (whether increase or decrease) of the affected S&P MidCap 400 Component Stock, a new S&P MidCap 400 Index Divisor (“S&P MidCap 400 New Divisor”) is derived as follows:

Post - Event Aggregate Market Value	= Pre - Event Index Value
New Divisor

New Divisor =	Post - Event Aggregate Market Value
Pre - Event Index Value

A large part of the S&P MidCap 400 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P MidCap 400 Index companies. Four times a year, on a Friday near the end of each calendar quarter, the share totals of companies in the S&P MidCap 400 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the S&P MidCap 400 Index Divisor is adjusted to compensate for the net change in the total S&P MidCap 400 Market Value of the S&P MidCap 400 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P MidCap 400 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P MidCap 400 Index Divisor.

To calculate the S&P MidCap 400 (Total Return) Index for a given time period, an indexed dividend for that time period is added to the closing S&P MidCap 400 Index value for that period. Then this number is divided by the closing S&P MidCap 400 Index value at the beginning of the time period. The indexed dividend is an index number that represents the dividend distribution of the companies in the S&P MidCap 400 Index. It is calculated by adding the total daily dividends (based on the ex-dividend date) for all of the stocks in the S&P MidCap 400 Index for a given time period and then converting that sum to an indexed number by dividing it by the same S&P MidCap 400 Index Divisor that is used to calculate the actual S&P MidCap 400 Index.

The general formula to calculate the indexed dividend is:

Daily Total Dividends	= Indexed Dividend
Latest Index Divisor

S&P uses the ex-dividend date rather than the payment date to determine the total daily dividends for each day because the marketplace price adjustment for the dividend occurs on the ex-dividend date. Treatment of special dividends, such as stock dividends and extraordinary dividends, within the S&P MidCap 400 Index calculation, are decided on a case-by-case basis.

The S&P MidCap 400 (Total Return) Index assumes the reinvestment of dividends on a daily basis. Monthly, quarterly and annual total return numbers for the S&P MidCap 400 Index are calculated by daily compounding of the reinvested dividends.

The following table sets forth historical closing data for the S&P MidCap 400 (Total Return) Index for each quarter from January 1, 2001 through January 25, 2006. We obtained the historical closing data in this table from Bloomberg Financial Markets without independent verification. The past performance of the S&P MidCap 400 (Total Return) Index should not be taken as an indication of future performance.

The S&P MidCap 400 (Total Return) Index

	High	Low	Period End
2001
First Quarter	619.52	523.74	539.24
Second Quarter	642.35	508.51	610.20
Third Quarter	607.09	476.43	509.12
Fourth Quarter	608.02	499.97	600.70

2002
First Quarter	642.88	573.78	641.08
Second Quarter	652.22	569.77	581.41
Third Quarter	568.44	469.87	485.22
Fourth Quarter	537.96	444.22	513.52

2003
First Quarter	533.67	461.47	490.75
Second Quarter	590.84	493.18	577.26
Third Quarter	641.18	578.93	615.29
Fourth Quarter	700.61	628.60	696.43

2004
First Quarter	746.20	696.36	731.70
Second Quarter	747.71	681.86	738.81
Third Quarter	729.59	669.10	723.29
Fourth Quarter	812.68	711.15	811.23

2005
First Quarter	836.22	770.69	808.00
Second Quarter	852.48	769.74	842.45
Third Quarter	892.44	848.60	883.56
Fourth Quarter	926.98	829.33	913.09

2006
First Quarter (through January 25, 2006)	955.86	926.70	944.36

Source: Bloomberg Financial Markets

The S&P SmallCap 600 (Total Return) Index	We have derived all information contained in this pricing supplement regarding the S&P SmallCap 600 Index and the S&P SmallCap 600

(Total Return) Index, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P. The S&P SmallCap 600 Index and the S&P SmallCap 600 (Total Return) Index were developed by S&P and are calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

“Standard & Poor’s®,” “S&P®,” “S&P 600®,” “Standard & Poor’s SmallCap 600,” “S&P SmallCap 600 (Total Return)” and “600” are trademarks of The McGraw-Hill Companies, Inc. These marks have been licensed for use by us. The COMPASS are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the COMPASS.

The S&P SmallCap 600 (Total Return) Index is a variant of the S&P SmallCap 600 Index that takes into account the reinvestment of all dividends and premiums paid on the S&P SmallCap 600 Index for a given time period.

The S&P SmallCap 600 Index is intended to provide a performance benchmark for the U.S. small-cap stock sector and covers approximately 3% of the domestic equities market across a variety of economic sectors and industry groups. The calculation of the value of the S&P SmallCap 600 Index (discussed below in further detail) is based on the relative value of the total S&P SmallCap 600 Market Value (as defined below) of the common stocks of 600 companies (the “S&P SmallCap 600 Component Stocks”) as of a particular time as compared to the total S&P SmallCap 600 Market Value of the common stocks of 600 similar companies as of December 31, 1993. The “S&P SmallCap 600 Market Value” of any S&P SmallCap 600 Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P SmallCap 600 Component Stock. The 600 companies are not the 600 smallest companies listed on the NYSE and not all 600 companies are listed on such exchange. The S&P SmallCap 600 Index is designed to be an efficient portfolio of companies that meet specific inclusion criteria to ensure that the index remains an accurate measure of small companies, reflecting the risk and return characteristics of the broader small-cap stock sector on an on-going basis. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P SmallCap 600 Index to achieve the objectives stated above. Companies added to the S&P SmallCap 600 Index must be U.S. companies, have a market cap within a range adjusted from time to time by S&P (currently between $300 million and $1 billion), be operating companies, meet certain earnings requirements, have a public float of at least 40% and contribute to the sector representation of the S&P 600 Index, in each case, as determined at the sole discretion of S&P. Companies may be removed because they substantially fail to meet one ore more of the inclusion criteria or because they are subject to mergers, acquisitions or other reorganizations and no longer meet the inclusion criteria.

The S&P SmallCap 600 Index is calculated using a base-weighted aggregate methodology: the level of the S&P SmallCap 600 Index reflects the total S&P SmallCap 600 Market Value of all 600 S&P SmallCap 600 Component Stocks relative to the S&P SmallCap 600 Index’s total S&P SmallCap 600 Market Value at December 31, 1993 (the “S&P SmallCap 600 Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total S&P SmallCap 600 Market Value of the S&P SmallCap 600 Component Stocks during the S&P SmallCap 600 Base Period has been set equal to an indexed value of 100. This is often indicated by the notation December 31, 1993=100. In practice, the daily calculation of the S&P SmallCap 600 Index is computed by dividing the total S&P SmallCap 600 Market Value of the S&P SmallCap 600 Component Stocks by a number called the “S&P SmallCap 600 Index Divisor.” By itself, the S&P SmallCap 600 Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P SmallCap 600 Index, it is the only link to the original base period value of the S&P SmallCap 600 Index. The S&P SmallCap 600 Index Divisor keeps the S&P SmallCap 600 Index comparable over time and is the manipulation point for all adjustments to the S&P SmallCap 600 Index (“S&P SmallCap 600 Index Maintenance”).

S&P SmallCap 600 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs.

To prevent the value of the S&P SmallCap 600 Index from changing due to corporate actions, all corporate actions that affect the total S&P SmallCap 600 Market Value of the S&P SmallCap 600 Index require an S&P SmallCap 600 Index Divisor adjustment. By adjusting the S&P SmallCap 600 Index Divisor for the change in total S&P SmallCap 600 Market Value, the value of the S&P SmallCap 600 Index remains constant. This helps maintain the value of the S&P SmallCap 600 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P SmallCap 600 Index does not reflect the corporate actions of individual companies in the S&P SmallCap 600 Index. All S&P SmallCap 600 Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P SmallCap 600 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P SmallCap 600 Index and do not require S&P SmallCap 600 Index Divisor adjustments.

The table below summarizes the types of S&P SmallCap 600 Index maintenance adjustments and indicates whether or not an S&P SmallCap 600 Index Divisor adjustment is required.

Type of Corporate Action	S&P Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2x1)	Shares Outstanding times 2; Stock Price divided by 2	No

Share issuance (i.e., Change > 5%)	Shares Outstanding plus newly issued Shares	Yes

Share repurchase (i.e., Change > 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special cash dividends	Share Price minus Special Dividend	Yes

Company change	Add new company Market Value minus old company Market Value	Yes

Rights offering	Price of parent company minus Price of Rights	Yes

Spin-offs	Price of parent company minus Price of Spin-off Co, (Share Exchange Ratio)	Yes

Each of the corporate events exemplified in the table requiring an adjustment to the S&P SmallCap 600 Index Divisor has the effect of altering the S&P SmallCap 600 Market Value of the S&P SmallCap 600 Component Stock and consequently of altering the total S&P SmallCap 600 Market Value of the S&P SmallCap 600 Component Stocks (the “Post-Event Total S&P SmallCap 600 Market Value”). In order that the level of the S&P SmallCap 600 Index (the “Pre-Event S&P SmallCap 600 Index Value”) not be affected by the altered S&P SmallCap 600 Market Value (whether increase or decrease) of the affected S&P SmallCap 600 Component Stock, a new S&P SmallCap 600 Index Divisor (“S&P SmallCap 600 New Divisor”) is derived as follows:

Post - Event Aggregate Market Value	= Pre - Event Index Value
New Divisor

New Divisor =	Post - Event Aggregate Market Value
Pre - Event Index Value

A large part of the S&P SmallCap 600 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P SmallCap 600 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P SmallCap 600 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the S&P SmallCap 600 Index Divisor is adjusted to compensate for the net change in the total S&P SmallCap 600 Market Value of the S&P SmallCap 600 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P SmallCap 600 Index companies are carefully reviewed, and when appropriate, an immediate adjustment is made to the S&P SmallCap 600 Index Divisor.

To calculate the S&P SmallCap 600 (Total Return) Index for a given time period, an indexed dividend for that time period is added to the closing S&P SmallCap 600 Index value for that period. Then this number is divided by the closing S&P SmallCap 600 Index value at the beginning of the time period. The indexed dividend is an index number that represents the dividend distribution of the companies in the S&P SmallCap 600 Index. It is calculated by adding the total daily dividends (based on the ex-dividend date) for all of the stocks in the Index for a given time period and then converting that sum to an indexed number by dividing it by the same S&P SmallCap 600 Index Divisor that is used to calculate the actual S&P SmallCap 600 Index.

The general formula to calculate the indexed dividend is:

Daily Total Dividends	= Indexed Divided
Latest Index Divisor

S&P uses the ex-dividend date rather than the payment date to determine the total daily dividends for each day because the marketplace price adjustment for the dividend occurs on the ex-dividend date. Treatment of special dividends, such as stock dividends and extraordinary dividends, within the S&P SmallCap 600 Index calculation, are decided on a case-by-case basis.

The S&P SmallCap 600 (Total Return) Index assumes the reinvestment of dividends on a daily basis. Monthly, quarterly and annual total return numbers for the S&P SmallCap 600 Index are calculated by daily compounding of the reinvested dividends.

The following table sets forth historical closing data for the S&P SmallCap 600 (Total Return) Index for each quarter from January 1, 2001 through January 25, 2006. We obtained the historical closing data in this table from Bloomberg Financial Markets without independent verification. The past performance of the S&P SmallCap 600 (Total Return) Index should not be taken as an indication of future performance.

The S&P SmallCap 600 (Total Return) Index
	High	Low	Period End
2001
First Quarter	247.95	210.60	218.50
Second Quarter	252.87	205.80	248.43
Third Quarter	245.54	193.89	206.44
Fourth Quarter	251.33	202.21	249.15

2002
First Quarter	266.91	238.37	266.51
Second Quarter	277.20	243.15	249.11
Third Quarter	242.96	195.70	202.74
Fourth Quarter	223.20	184.29	212.70

2003
First Quarter	219.79	188.17	200.38
Second Quarter	243.95	202.20	240.19
Third Quarter	272.86	240.83	257.20
Fourth Quarter	300.04	263.73	295.20

2004
First Quarter	317.06	295.69	313.57
Second Quarter	324.87	290.29	324.87
Third Quarter	322.08	289.14	320.41
Fourth Quarter	362.84	315.21	362.07

2005
First Quarter	371.15	341.22	354.59
Second Quarter	371.99	332.55	368.56
Third Quarter	396.24	370.64	388.38
Fourth Quarter	401.64	362.72	389.88

2006
First Quarter (through January 25, 2006)	412.03	395.83	411.35

Source: Bloomberg Financial Markets

The MSCI EAFE Net Dividends Reinvested Index

We have derived all information contained in this pricing supplement regarding the MSCI EAFE Net Dividends Reinvested Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.

“EAFE” is a trademark of Morgan Stanley Capital International Inc. (“MSCI”) or its affiliates and has been licensed for use for certain purposes by Morgan Stanley. The COMPASS have not been passed on by MSCI as to their legality or suitability, and are not issued, sponsored, endorsed, sold or promoted by MSCI. Neither MSCI, any of its affiliates (save Morgan Stanley, being an affiliate of MSCI) nor any other person involved in, or related to, making or compiling any MSCI index, makes any warranties or bears any liability with respect to the COMPASS. Neither MSCI, any of its affiliates (save Morgan Stanley, being an affiliate of MSCI) nor any other person involved in, or related to, making or compiling any MSCI index, has any responsibility for or participates in the management or sale of the COMPASS. This pricing supplement contains a more detailed description of the limited relationship MSCI has with Morgan Stanley and the COMPASS. The foregoing in no way modifies or limits any disclaimers or limitations of liability that the issuer may make to prospective or actual purchasers or holders of the COMPASS. No purchaser, seller or holder of the COMPASS, or any other person or entity, should use or refer to MSCI’s trade name, trademark or servicemark rights to the designations Morgan Stanley Capital International or MSCI® in any manner of endorsement without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

The MSCI EAFE Net Dividends Reinvested Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. See “—Affiliation of MSCI, MS & Co. and Morgan Stanley” below. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI EAFE Net Dividends Reinvested Index.

The MSCI EAFE Net Dividends Reinvested Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. It is a variant of the MSCI EAFE Index, which takes into account the reinvestment of all dividends and premiums paid on the MSCI EAFE Index for a given period of time.

MSCI EAFE Index Calculation

The performance of the MSCI EAFE Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “MSCI EAFE Component Securities”) constituting the MSCI indexes for the 21 selected countries (the “MSCI EAFE Component Country Indices”). Each MSCI EAFE Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets. See “—Maintenance of the MSCI EAFE Index and the MSCI EAFE Component Country Indices” below.

Prices used to calculate the MSCI EAFE Component Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5 p.m. Central Europe Time. The U.S. dollar value of the MSCI EAFE Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the MSCI EAFE Component Securities. The MSCI EAFE Index was launched on December 31, 1969 at an initial value of 100.

Maintenance of the MSCI EAFE Index and the MSCI EAFE Component Country Indices

To maintain the representativeness of the MSCI EAFE Index, structural changes to the MSCI EAFE Index as a whole may be made by adding or deleting MSCI EAFE Component Country Indices and the related MSCI EAFE Component Securities. Currently, such changes in the MSCI EAFE Index may only be made on four dates throughout the year: after the last scheduled MSCI EAFE Index close of each February, May, August and November.

MSCI may add additional MSCI EAFE Component Country Indices to the MSCI EAFE Index or subtract one or more of its current MSCI EAFE Component Country Indices prior to the expiration of the Securities. Any such adjustments are made to the MSCI EAFE Index so that the value of the MSCI EAFE Index at the effective date of such change is the same as it was immediately prior to such change.

Each MSCI EAFE Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each MSCI EAFE Component Country Index, emphasis is also placed on its continuity and on minimizing turnover in the MSCI EAFE Index.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full MSCI EAFE Component Country Index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI EAFE Index at the time of their actual occurrence and that should not wait until the annual full MSCI EAFE Component Country Index review due to their importance. These quarterly index reviews may result in additions and deletions of MSCI EAFE Component Securities from a MSCI EAFE Component Country Index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to MSCI EAFE

Component Securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for MSCI EAFE Component Securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events.

Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for MSCI EAFE Component Securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.

The annual full MSCI EAFE Component Country Index review includes a reappraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for MSCI EAFE Component Securities and non-MSCI EAFE Component Securities, updating the minimum size guidelines for new and existing MSCI EAFE Component Securities, as well as changes typically considered for quarterly index reviews. During a full MSCI EAFE Component Country Index review, securities may be added or deleted from a MSCI EAFE Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for MSCI EAFE Component Securities changes during quarterly index reviews as discussed above. The results of the annual full MSCI EAFE Component Country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May. Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs. Index maintenance of the MSCI EAFE Component Country Indices is reflected in the MSCI EAFE Index.

Selection of MSCI EAFE Component Securities and Calculating and Adjusting for Free Float

The selection of the MSCI EAFE Component Securities for each MSCI EAFE Component Country Index is based on the following guidelines:

(i) Define the universe of listed securities within each country;

(ii) Adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii) Classify securities into industry groups under the Global Industry Classification Standard (GICS); and

(iv) Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

The MSCI EAFE Index is Subject to Currency Exchange Risk

Because the closing prices of the MSCI EAFE Component Securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index, investors in the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the MSCI EAFE Component Securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the MSCI EAFE Component Securities in the MSCI EAFE Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the MSCI EAFE Component Securities trade will result in an increase in the value of the MSCI EAFE Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI EAFE Index will be adversely affected. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE Index, and any negative currency impact on the MSCI EAFE Index may significantly decrease the value of the COMPASS. The return on an index composed of the MSCI EAFE Component Securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the MSCI EAFE Index, which is converted into U.S. dollars.

Affiliation of MSCI, MS & Co. and Morgan Stanley

Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the MSCI EAFE Index and the guidelines and policies governing its composition and calculation. Although judgments, policies and determinations concerning the MSCI EAFE Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI. MSCI® is a registered trademark and servicemark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE SECURITIES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI EAFE INDEX. THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE MSCI EAFE COMPONENT COUNTRY INDICES AND CORRESPONDING MSCI EAFE COMPONENT SECURITIES COMPRISING THE MSCI EAFE INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH MSCI EAFE COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EAFE INDEX. FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EAFE INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF

ESTABLISHING THE DAILY PRICES OF THE MSCI EAFE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI EAFE INDEX. IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EAFE INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE FINAL AVERAGE INDEX VALUE. ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES.

MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the Securities to restrict the use of information relating to the calculation of the MSCI EAFE Index prior to its dissemination.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the MSCI EAFE Component Securities could lead to actions on the part of such underlying issuers that might adversely affect the value of the MSCI EAFE Index.

Dividends on Component Securities are reinvested in the MSCI EAFE Net Dividends Reinvested Index the day the Component Security is quoted ex-dividend.

The dividend is reinvested after deduction of withholding tax, applying the rate applicable to non-resident individuals who do not benefit from double taxation treaties. MSCI uses withholding tax rates applicable to Luxembourg holding companies.

The amount of an announced dividend is re-invested on the day the Component Security is quoted ex-dividend on its principal exchange (where its price is taken from). For Component Securities trading on more than one exchange, MSCI uses the ex-dividend date at the exchange from which MSCI sources the security’s price.

MSCI reinvests dividends in the MSCI EAFE Net Dividends Reinvested Index if, on the day prior to the ex-dividend date, the impact on the price is less than 5%. If the impact is greater than 5%, a price adjustment is made.

The following table sets forth historical closing data for the MSCI EAFE Net Dividends Reinvested Index for each quarter from January 1, 2001 through January 25, 2006. We obtained the historical closing data in this table from Bloomberg Financial Markets without independent verification. The past performance of the MSCI EAFE Net Dividends Reinvested Index should not be taken as an indication of future performance.

The MSCI EAFE Net Dividends Reinvested Index

	High	Low	Period End
2001
First Quarter	2873.98	2351.42	2474.57
Second Quarter	2679.33	2424.08	2448.71
Third Quarter	2469.30	1937.73	2105.89
Fourth Quarter	2298.93	2089.33	2252.75

2002
First Quarter	2306.55	2068.53	2264.21
Second Quarter	2341.99	2118.74	2216.21
Third Quarter	2226.89	1746.38	1778.87
Fourth Quarter	1963.14	1700.56	1893.66

2003
First Quarter	1956.62	1643.48	1738.13
Second Quarter	2170.27	1754.24	2073.04
Third Quarter	2309.77	2070.05	2241.53
Fourth Quarter	2624.35	2284.21	2624.35

2004
First Quarter	2782.65	2626.34	2738.22
Second Quarter	2786.53	2524.49	2744.11
Third Quarter	2744.96	2606.93	2736.48
Fourth Quarter	3155.70	2761.00	3155.70

2005
First Quarter	3274.42	3045.59	3150.47
Second Quarter	3182.98	3034.35	3118.73
Third Quarter	3442.34	3069.86	3442.34
Fourth Quarter	3616.84	3262.68	3582.84

2006
First Quarter (through January 25, 2006)	3766.39	3552.34	3724.24

Source: Bloomberg Financial Markets

Licensing Information

THE COMPASS ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MORGAN STANLEY CAPITAL INTERNATIONAL INC. (“MSCI”), ANY AFFILIATE OF MSCI (SAVE THE ISSUER, BEING AN AFFILIATE OF MSCI) OR ANY OTHER PERSON INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICEMARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY MORGAN STANLEY. NO MSCI PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED,

TO THE OWNERS OF THIS FINANCIAL PRODUCT OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE COMPASS PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICEMARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE COMPASS OR THE ISSUER OR OWNER OF THE COMPASS. NO MSCI PARTY HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THIS FINANCIAL PRODUCT INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NO MSCI PARTY IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF COMPASS TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE COMPASS ARE REDEEMABLE FOR CASH. NO MSCI PARTY HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE COMPASS IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE COMPASS.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NO MSCI PARTY WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NO MSCI PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUERS OF THE COMPASS, OWNERS OF THE COMPASS, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NO MSCI PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NO MSCI PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND EACH MSCI PARTY HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY MSCI PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Lehman Brothers 20+ Year Treasury Index

The Treasury 20+ Year Treasury Index includes public obligations of the U.S. Treasury that have remaining maturities of 20 years or more. Issues must have at least $250 million par amount outstanding and be rated investment grade (Baa3/BBB- or higher) using the middle rating of Moody’s Investors Service, Inc., Standard and Poors and Fitch Ratings, Ltd. Treasury bills are excluded from the index by the maturity constraint. In addition, certain special issues, such as flower bonds, targeted investor notes, and state and local government series bonds, are excluded. Coupon issues that have been stripped are reflected in the index based on the underlying coupon issue rather than in stripped form. Thus, STRIPS are excluded from the index because their inclusion would result in double-counting. If the U.S. Treasury were to issue new original-issue discount securities (e.g., zero coupon bonds), these would be eligible for the index.

Licensing Information

Lehman Brothers Inc. and Morgan Stanley have entered into a 12-month renewable non-transferable non-exclusive license agreement providing for the license to Morgan Stanley of the right to use the Lehman Brothers 20+ Year Treasury Index and the Lehman Brothers 3-Month Treasury Bill Index (together, the “Approved Indices”) as Underlying Constituents of the IMAA Index and the Lehman names and the names of the Approved Indices in connection with the marketing and promotion of the COMPASS and in connection with making this disclosure.

The license agreement between Lehman Brothers Inc. and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The COMPASS are not sponsored, endorsed, sold or promoted by Lehman. Lehman makes no representation or warranty, express or implied, to the owners of the COMPASS or any member of the public regarding the advisability of investing in securities generally or in the COMPASS particularly or the ability of the Lehman Indices, including without limitation, the Approved Indices, to track general bond market performance. Lehman’s only relationship to Morgan Stanley is the licensing of the Approved Indices, which are determined, composed and calculated by Lehman without regard to Morgan Stanley or the COMPASS. Lehman has no obligation to take the needs of Morgan Stanley or the owners of the COMPASS into consideration in determining, composing or calculating the Approved Indices. Lehman is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the COMPASS to be issued or in the determination or calculation of the equation by which the COMPASS are to be converted into cash. Lehman has no obligation or liability in connection with the administration, marketing or trading of the COMPASS.

LEHMAN BROTHERS DOES NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE LEHMAN INDICES, OR ANY DATA INCLUDED THEREIN, OR OTHERWISE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE LEHMAN INDICES, INCLUDING WITHOUT LIMITATION, THE APPROVED INDICES, IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. LEHMAN MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDICES, INCLUDING WITHOUT LIMITATION, THE APPROVED INDICES, OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL LEHMAN HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Lehman Brothers 3-Month Treasury Bill Index	The Lehman Brothers 3-Month Treasury Bill Index represents the latest publicly-issued U.S. Treasury 3 month bill.

Licensing Information

See “Lehman Brothers 20+ Year Treasury Index—Licensing Information.”

The GSCI® Total Return Index	The GSCI® Total Return Index is a variant of the Goldman Sachs Commodity Index, that takes into account the Contract Daily Return (as defined below) and the Treasury Bill return for a given time period.

The Goldman Sachs Commodity Index (“GSCI”) is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time. It is also designed as a “tradable” index that is readily accessible to market participants. In order to accomplish these objectives, the GSCI is calculated primarily on a world production-weighted basis and comprises the principal physical commodities that are the subject of active, liquid futures markets. There is no limit on the number of contracts that may be included in the GSCI; any contract that satisfies the eligibility criteria and the other conditions specified in the GSCI Manual will be included. This feature enhances the suitability of the GSCI as a benchmark for commodity market performance and to reflect general levels of price movements and inflation in the world economy.

The GSCI is a proprietary index that Goldman, Sachs & Co. (“Goldman Sachs”) developed and calculates. As part of its investment banking operations, Goldman Sachs, both directly and indirectly through its affiliates, in futures market brokerage, financial futures trading and hedging, dealing in foreign exchange and other activities. J. Aron & Co., an affiliate of Goldman Sachs, trades as principal in foreign exchange, crude oil and petroleum products, natural gas, electricity and in gold, silver, platinum group and base metals and in related derivative instruments. Goldman Sachs has established a policy committee to assist it in connection with the operation of the GSCI (the “Policy Committee”). The Policy Committee meets on an annual basis and at other times at the request of Goldman Sachs. The principal purpose of the Policy Committee is to advise Goldman Sachs with respect to, among other things, the calculation of the GSCI, the effectiveness of the GSCI as a measure of commodity futures market performance and the need for changes in the composition or methodology of the GSCI. The Policy Committee acts solely in an advisory and consultative capacity; Goldman Sachs makes all decisions with respect to the composition, calculation and operation of the GSCI. Certain of the members of the Policy Committee may be affiliated with clients of Goldman Sachs. Also, certain of the members of the Policy Committee may be affiliated with entities which from time to time may be invested in the GSCI, either through transactions in the Contracts included in the GSCI, futures contracts on the GSCI or derivative products linked to the GSCI.

The Policy Committee meets on a regular basis once during each GSCI Year (as defined below). Prior to the meeting, Goldman Sachs determines the commodities and contracts to be included in the GSCI for the next year, as well as the Contract Production Weight for each such contract. The proposed composition of the GSCI is then circulated to the Policy Committee members in advance of the meeting and is presented and discussed at the meeting. The Policy Committee is also consulted on any other significant matters with respect to the calculation or operation of the GSCI and may, if necessary or practicable, meet at other times during the year as issues arise that warrant Policy Committee consideration.

Definitions

“Active Contract” — A liquid, actively traded Contract Expiration with respect to a Designated Contract, as defined or identified by the relevant Trading Facility or, if no such definition or identification is provided by the Trading Facility, as defined by standard custom and practice in the industry.

“Annual Calculation Period” — The 12-month period ending on August 31 of the calendar year immediately preceding the GSCI Year for which the composition of the GSCI is being determined, provided that, if not all of the necessary data are reasonably available at the time of the annual determination of the composition and weight of the GSCI, the Annual Calculation Period will be the most recent 12-month period for which such data are available, as determined by Goldman Sachs.

“Annual Observation Period” — With respect to each Annual Calculation Period, each of the three 12-month periods consisting of the Annual Calculation Period and the two 12-month periods immediately preceding.

“Contract Daily Return” or “CDR” — On any given GSCI Business Day, the amount determined by dividing the Total Dollar Weight Obtained on such Day by the Total Dollar Weight Invested on the immediately preceding GSCI Business Day, minus one, reflecting the percentage change in the Total Dollar Weight of the GSCI.

“Contract Expiration” — A date or term specified by the Trading Facility on or through which a Contract is traded as the date or term on, during or after which such Contract will expire, or delivery or settlement will occur. The contract expiration may, but is not required to, be a particular contract month.

“Contract Roll Weight” or “CRW” — With respect to the calculation of the GSCI on any given GSCI Business Day other than during a Roll Period, and for each Designated Contract Expiration, a factor of 1.0 if such Designated Contract Expiration is the First Nearby Contract Expiration and zero for all other Designated Contract Expirations. During a Roll Period, the Contract Roll Weight for the First Nearby Contract Expiration or the Roll Contract Expiration will be 1.0, 0.8, 0.6, 0.4, 0.2, or zero, depending on the portion of the First Nearby Contract Expiration that has been rolled into the Roll Contract Expiration, and will be zero for all other Designated Contract Expirations.

“Designated Contract” — A particular Contract included in the GSCI for a given GSCI Period.

“Designated Contract Expiration” — A Contract Expiration with respect to a Designated Contract that has been designated by Goldman Sachs, in consultation with the Policy Committee, for inclusion in the GSCI.

“Dollar Weight” — On any given GSCI Business Day and with respect to any Designated Contract, the product of the following with respect to each of the First Nearby Contract Expiration and the Roll Contract Expiration of such Contract: (i) the CPW of such Contract, times (ii) the Daily Contract Reference Price for the appropriate Contract Expiration or Expirations (the First Nearby Contract Expiration or the Roll Contract Expiration) on such day, times (iii) the Contract Roll Weight of the appropriate Contract Expiration.

“Eligible GSCI TR-Indexed Security” — Any security that, on any GSCI Business Day, satisfies all of the following requirements, in the reasonable judgment of Goldman Sachs: (i) the security is issued and outstanding and is not held by Goldman Sachs or its affiliates in a principal capacity (with the exception of securities issued by third parties and held by Goldman Sachs or its affiliates for investment purposes); (ii) the security is a zero-coupon, U.S. dollar denominated security that is publicly traded pursuant to an effective registration statement filed under the U.S. Securities Act of 1933 or any comparable laws or regulations of a non-U.S. jurisdiction, or is traded pursuant to Rule 144A of the U.S. Securities and Exchange Commission or any comparable laws or regulations of a non-U.S. jurisdiction; (iii) the payment required to be made by the issuer under the terms of the security at maturity is linked to the change in the value of the GSCI TR on a one-to-one basis (without taking into consideration any fees associated with the management of the GSCI TR-linked payment); and (iv) the security has been issued and/or underwritten by Goldman Sachs or an affiliate and Goldman Sachs or an affiliate acts as a market-maker with respect to such security. In addition, a security meeting the foregoing criteria will qualify as an Eligible GSCI TR-Indexed Security for so long as and to the extent that the final GSCI TR price on which the payment amount of such security is based remains undetermined.

“Eligible Portfolio” — On any GSCI Business Day, a portfolio consisting of all of the Eligible GSCI TR-Indexed Securities as of the close of the previous GSCI Business Day.

“Eligible Security Price” or “ESP” — For any GSCI Business Day, the value of each Eligible GSCI TR-Indexed Security shall be equal to the mean of bids and offers posted by Goldman Sachs for such security on the relevant page of Reuters or Bloomberg, or otherwise made available to market participants by Goldman Sachs as of the GSCI Settlement Time.

“FIA Reports” — The “Monthly Volume Report” and the “International Report” published by the Futures Industry Association.

“First Nearby Contract Expiration” — In connection with the calculation of the GSCI on any given GSCI Business Day, the first available Designated Contract Expiration (after the date or term on or during which the calculation is made), provided that the Roll Period with respect to such Designated Contract Expiration has not yet been completed. After the completion of the Roll Period with respect to a Designated Contract, the Designated Contract Expiration that was the Roll Contract Expiration becomes the First Nearby Contract Expiration. Notwithstanding the foregoing, with respect to any Designated Contract the last trading day of which may occur on or before the eleventh GSCI Business Day of the month, the First Nearby Contract Expiration shall mean the second available Designated Contract Expiration (after the date or term on or during which the calculation is made) subject to adjustment for the Roll Period as set forth in the immediately preceding two sentences.

“GSCI” — The Goldman Sachs Commodity Index, known under the proprietary name “GSCI”.

“GSCI Business Day” — A day on which the offices of Goldman Sachs in New York are open for business.

“GSCI CME Futures Contracts” — The futures contracts on the GSFPI, which are listed for trading on the CME.

“GSCI Commodity” — A commodity or group of commodities, which, based on such factors as physical characteristics, trading, production, use or pricing, is determined by Goldman Sachs, in consultation with the Policy Committee, to be sufficiently related to constitute a single commodity and on which there are one or more Contracts.

“GSCI ER” — The GSCI Excess Return Index, which is the accretion of the Contract Daily Return, indexed to a normalized value of 100 as of January 2, 1970.

“GSCI Period” — The period beginning on the fifth GSCI Business Day of the calendar month in which new CPWs first become effective, and ending on the GSCI Business Day immediately preceding the first day of the next following GSCI Period.

“GSCI Settlement Time” — The time of day on each GSCI Business Day as of which the daily calculation of the GSCI for such GSCI Business Day will be made. The GSCI Settlement Time is currently between 4:00 and 6:00, New York time.

“GSCI TR” — The GSCI Total Return Index, which incorporates the returns of the GSCI ER and the Treasury Bill Return.

“GSCI Year” — The period beginning on the fifth GSCI Business Day of each calendar year and ending on the fourth GSCI Business Day of the following calendar year.

“Interim Calculation Period” – With respect to any Monthly Observation Date, the three month period ending on the last day of the month immediately preceding the date on which such Monthly Observation Date is scheduled to occur (without giving effect to any delay in such Monthly Observation Date).

“Investment Support Level” or “ISL” — The targeted amount of investment in the GSCI and related indices, expressed in U.S. dollars, that Goldman Sachs, in consultation with the Policy Committee, reasonably believes may need to be supported by liquidity in the relevant Designated Contracts, based on the estimated aggregate outstanding level of investment in GSCI related investments. The Investment Support Level will not necessarily reflect the actual levels of such investment and may include amounts estimated to have been invested in similar indices, as well as any amount that is reasonably expected to be invested in the GSCI or related or similar indices within the next twelve-month period. The Investment Support Level is currently set at $70 billion.

“Limit Price” — On any Contract Business Day, a Daily Contract Reference Price for the First Nearby Contract Expiration or the Roll Contract Expiration with respect to a particular Designated Contract that represents the maximum or minimum price for such Contract Expiration on such Day, as determined by the rules or policies of the relevant Trading Facility (if any).

“Monthly Observation Date” — The earliest day in each calendar month (except for the month in which the composition of the GSCI for the next GSCI Year is determined) on which, as determined in the reasonable judgment of Goldman Sachs, the data necessary to perform the calculations and make the determinations required to determine the Trading Volume Multiple are available or, if such day is not a GSCI Business Day, the next following GSCI Business Day, provided that, if, in the reasonable judgment of Goldman Sachs, such data are not available on or before the last day of such month, the Monthly Observation Date may be delayed.

“Normalizing Constant” or “NC” — The divisor that is used in calculating the value of the GSCI on any given GSCI Business Day in order to assure the continuity of the GSCI over time and to enable comparisons to be made between the values of the GSCI at various times.

“Overall Trading Window” or “OTW” — With respect to any Contract, the period of time during which such Contract is available for trading.

“Percentage Dollar Weight” — With respect to any Designated Contract, the Dollar Weight of such Contract divided by the TDW.

“Percentage TQT” — With respect to each Designated Contract, an amount equal to the TQT of such Contract divided by the aggregate of the TQTs of all the Designated Contracts on the same GSCI Commodity. If there is only one Designated Contract on a GSCI Commodity, its Percentage TQT will be equal to one.

“Reference Dollar Weight” — With respect to any Contract, the product of (i) the CPW of such Contract, times (ii) the applicable Average Contract Reference Price.

“Reference Percentage Dollar Weight” — With respect to any Contract, the quotient of (i) the Reference Dollar Weight of such Contract, divided by (ii) the sum of the Reference Dollar Weights of all Designated Contracts, provided that, when calculating the composition of the GSCI, the Reference Percentage Dollar Weight of any Contract that is part of a prospective index composition shall be determined on the basis of such prospective index composition.

“Roll Contract Expiration” — With respect to each Designated Contract and the calculation of the GSCI on any given GSCI Business Day, the Roll Contract Expiration shall be the Contract Expiration that will be the First Nearby Contract Expiration on the first GSCI Business Day of the month next succeeding the month during which the calculation is made.

“Roll Period” — With respect to any Designated Contract, the period of five GSCI Business Days beginning on the fifth GSCI Business Day of each calendar month and ending on the ninth GSCI Business Day of such month, provided that the Roll Period with respect to any Designated Contract will be adjusted if the designated GSCI Business Day is not a Contract Business Day.

“Total Dollar Value Traded” or “TDVT” — For any Annual Observation Period or Interim Calculation Period and with respect to a given Contract, the TQT of such Contract over such period (and annualized), as the case may be, times the Average Contract Reference Price for such period of such Contract.

“Total Dollar Weight of the GSCI” or “T” — On a given GSCI Business Day, the sum of the Dollar Weights of all Designated Contracts.

“Total Dollar Weight Invested” or “TDWI” — On any gave GSCI Business Day, an amount equal to the Total Dollar Weight of the GSCI on the immediately preceding GSCI Business Day.

“Total Dollar Weight Obtained” or “TDWO” — On any given GSCI Business Day, the amount obtained from an investment in the GSCI on the immediately preceding GSCI Business Day of the TDWI. The TDWO for a given GSCI Business Day is calculated as the Total Dollar Weight of the GSCI for such Day, using the CPWs and Contract Roll Weights in effect on the immediately preceding GSCI Business Day and the Daily Contract Reference Prices used to calculate the GSCI on the GSCI Business Day on which the calculation is made.

“Total Dollar Weight Ratio” or “TDWR” — The ratio calculated by dividing (i) the Total Dollar Weight of the GSCI on the fourth GSCI Business Day of the relevant month, calculated based on the CPWs that will be in effect for the GSCI Period beginning on the next GSCI Business Day, by (ii) the Total Dollar Weight of the GSCI on such day, calculated based on the CPWs in effect for the GSCI Period ending on such day.

“Total Quantity Traded” or “TQT” — With respect to any Contract, the total quantity traded in such Contract during the relevant Annual Calculation Period or Interim Calculation Period (and annualized), as the case may be, expressed in physical units.

“Trading Facility” — The exchange, facility or platform on or through which a particular contract is traded. A Trading Facility may, but is not required to, be a contract market, exempt electronic trading facility, derivatives transaction execution facility, exempt board of trade or foreign board of trade, as such terms are defined in the U.S. Commodity Exchange Act and the rules and regulations promulgated thereunder.

“Trading Volume Multiple” or “TVM” — With respect to any Contract, the quotient of (i) the product of (A) the TQT of such Contract, times (B) the sum of the products of (x) the CPW of each Contract that is included in the GSCI or, when calculating a prospective index composition, that is part of such prospective index composition, times (y) the corresponding Average Contract Reference Price, divided by (ii) the product of (A) the Investment Support Level for the relevant GSCI Year times (B) the CPW of such Contract.

“Treasury Bill Rate” or “TBARd-1” — On any GSCI Business Day d, the 91-day auction high rate for U.S. Treasury Bills, as reported on Telerate page 56, or any successor page, on the most recent of the weekly auction dates prior to such GSCI Business Day.

“Treasury Bill Return” — A daily rate of return based on (i) the Treasury Bill Rate, (ii) a year of 360 days, and (iii) a period of 91 days.

“TVM Reweighting Level” or “TVMRL” — The minimum TVM level that must be achieved as a result of a calculation of the CPW for each Designated Contract on the relevant GSCI Commodity. The TVM Reweighting Level is the same for all Designated Contracts and is currently set at 50.

“TVM Threshold” or “TVMT”— The TVM level, specified by Goldman Sachs in consultation with the Policy Committee, which triggers a recalculation of the CPWs for all Designated Contracts on a given GSCI Commodity, if the TVM of any such Contract falls below such level. The TVM Threshold is currently set at 30.

“TVM Upper Level” or “TVMUL”— The TVM level, specified by Goldman Sachs in consultation with the Policy Committee, which triggers the exclusion of one or more Designated Contracts on a given GSCI Commodity from the GSCI, if the average of the TVMs of all the Designated Contracts on such Commodity exceeds such level. The TVM Upper Level is currently set at 200 for those Contracts that are not currently included in the GSCI at the time of determination and is currently set at 300 for those Contracts that are currently included in the GSCI at the time of determination. The time of determination may be either a Monthly Observation Date or the time of the annual determination of the composition of the GSCI.

“World Production Average” or “WPA” — The average annual world production quantity of a GSCI Commodity determined by dividing its World Production Quantity by five.

“World Production Quantity” or “WPQ” — The total quantity of a GSCI Commodity produced throughout the world during the WPQ Period.

“WPQ Period” — The period over which the WPQ of a GSCI Commodity is determined, which is defined as the most recent five year period for which complete world production data for all GSCI Commodities are available from sources determined by Goldman Sachs to be reasonably accurate and reliable at the time the composition of the GSCI is determined. For the GSCI Year 2006, the WPQ Period is the five-year period 1998-2002.

Eligibility Requirements

In determining the Contracts to be included in the GSCI for a given GSCI Year, Goldman Sachs first identifies the Contracts that satisfy the general eligibility criteria set forth below. These criteria are intended only to identify Contracts with characteristics (e.g., dollar denomination) that will facilitate the calculation of the GSCI and that are consistent with the general purposes of the GSCI as a benchmark for commodity market performance and a tradable index. This process generally produces a substantial list of Contracts potentially eligible for inclusion in the GSCI; the list is narrowed through the application of the more specific criteria described below:

• The Contract must be on a physical commodity and may not be on a financial commodity (e.g., securities, currencies, interest rates, etc.). The Contracts on a particular commodity need not require physical delivery by their terms in order for the commodity to be considered a physical commodity.

•      The Contract must: (i) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified time period, in the future; and (ii) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement.

•      The Contract must be denominated in U.S. dollars and traded on or through a Trading Facility that has its principal place of business or operations in a country that is a member of the Organization for Economic Cooperation and Development (“OECD”) during the relevant Annual Calculation Period or Interim Calculation Period, as the case may be.

•      Daily Contract Reference Prices for such Contract generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion, provided that in appropriate circumstances, Goldman Sachs, in consultation with the Policy Committee, may determine that a shorter time period is sufficient or that historical Daily Contract Reference Prices for such Contract may be derived from Daily Contract Reference Prices for a similar or related Contract. At and after the time a particular Contract is included in the GSCI, the Daily Contract Reference Price for such Contract must be published between 10:00 A.M. and 4:00 P.M., New York time, on each Contract Business Day by the Trading Facility on or through which it is traded and must generally be available to all members of, or participants in, such Facility (and, if Goldman Sachs is not such a member or participant, to Goldman Sachs) on the same Contract Business Day from the Trading Facility or through a recognized third-party data vendor. Such publication must include, at all times, Daily Contract Reference Prices for at least one Contract Expiration that is five months or more from the date the determination is made, as well as for all Contract Expirations during such five-month period.

•      Volume data with respect to such Contract must be available from sources satisfying Goldman Sachs’ criteria, for at least the three months immediately preceding the date on which the determination is made.

•      The Trading Facility on or through which a Contract is traded must: (i) make price quotations generally available to its members or participants (and, if Goldman Sachs is not such a member or participant, to Goldman Sachs) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time; (ii) make reliable trading volume information available to Goldman Sachs with at least the frequency required by Goldman Sachs to make monthly determinations as to index composition; (iii) accept bids and offers from multiple participants or price providers (i.e., it must not be a single-dealer platform); and (iv) be accessible by a sufficiently broad range of participants. Such access may be provided either (A) by the Trading Facility making clearing services reasonably available, thereby eliminating counterparts credit considerations, or (B) by a network of brokers or dealers who are willing to intermediate transactions with third parties, thereby enabling such third parties to enter into transactions based on prices posted on such Facility.

Contract Expirations

Because the GSCI is comprised of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.” The contract expirations included in the GSCI and, as a result thereof, in a sub-index for each commodity during a given year are designated by Goldman Sachs, in consultation with the Policy Committee, provided that each such contract must be an Active Contract.

If a trading facility deletes one or more contract expirations, the GSCI will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by Goldman Sachs. If a trading facility ceases trading in all contract expirations relating to a particular contract, Goldman Sachs may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the GSCI. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the index. If that timing is not practicable, Goldman Sachs will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

Current Index Composition

Commodity	Market Symbol	Trading Facility
Live Cattle	LC	CME
Lean Hogs	LH	CME
Feeder Cattle	FC	CME
Cocoa	CC	CSC
Coffee “C”	KC	CSC
Sugar #11	SB	CSC
Silver	SI	CMX
Copper – Grade A	IC	LME
Gold	GC	CMX
Corn	C	CBT
Wheat (Chicago Wheat)	W	CBT
Wheat (Kansas Wheat)	KW	KBT
Soybeans	S	CBT
High Grade Primary Aluminum	IA	LME
Special High Grade Zinc	IZ	LME
Cotton #2	CT	NYC
Primary Nickel	IN	LME

Standard Lead	IL	LME
Oil (No. 2 Heating Oil, NY)	HO	NYM
Oil (Gasoil)	LGO	IPE
Oil (WTI Crude Oil)	HU	NYM
Oil (Brent Crude Oil)	LCO	IPE
Natural Gas	NG	NYM

Source: The GSCI® Manual, 2005 Edition

Calculation of the GSCI® Index

The value of the GSCI on each GSCI Business Day is equal to the Total Dollar Weight of the GSCI divided by the Normalizing Constant. The value of the GSCI will be calculated on each GSCI Business Day at such time as Daily Contract Reference Prices for the relevant Contract Expirations become available, but in any event by no later than the GSCI Settlement Time. The GSCI is indexed to a value of 100 as of January 2, 1970.

In formulaic terms, the calculation of the GSCI is as follows (with “d” representing the GSCI Business Day on which the calculation is made), with the results of such calculation rounded to seven digits of precision:

GSCId =	TDWd
NC

The value of the GSCI TR on any GSCI Business Day is equal to the product of (i) the value of the GSCI TR on the immediately preceding GSCI Business Day times (ii) one plus the sum of the Contract Daily Return and the Treasury Bill Return on the GSCI Business Day on which the calculation is made times (iii) one plus the Treasury Bill Return for each non GSCI Business Day since the immediately preceding GSCI Business Day. The result of the foregoing calculation is then rounded to seven digits of precision.

In formulaic terms, the calculation of the GSCI TR Index for any GSCI Business Day is obtained by rounding the expression below to seven digits of precision where days is the number of non GSCI Business Days since the immediately preceding GSCI Business Day. The GSCI TR is set equal to 100 as of January 2, 1970.

GSCI TRd-1 (1 + CDRd + TBRd) (1 + TBRd)days

TBRd, the Treasury Bill Return is calculated as follows:

The following table sets forth historical closing data for the GSCI Total Return Index for each quarter from January 1, 2001 through January

25, 2006. We obtained the historical closing data in this table from Bloomberg Financial Markets without independent verification. The past performance of the GSCI Total Return Index should not be taken as an indication of future performance.

The GSCI® Total Return Index

	High	Low	Period End
2001
First Quarter	4208.57	3721.13	3721.13
Second Quarter	4024.93	3495.54	3533.71
Third Quarter	3767.12	3091.33	3184.24
Fourth Quarter	3170.49	2729.80	2823.35

2002
First Quarter	3239.61	2695.53	3239.61
Second Quarter	3389.44	2989.65	3240.01
Third Quarter	3629.27	3180.51	3613.65
Fourth Quarter	3864.67	3229.67	3728.76

2003
First Quarter	4556.68	3668.87	3900.01
Second Quarter	4176.40	3608.76	4020.44
Third Quarter	4273.77	3844.40	4042.42
Fourth Quarter	4692.34	4053.64	4501.27

2004
First Quarter	5032.85	4461.23	4951.78
Second Quarter	5575.02	4828.79	5073.56
Third Quarter	5917.43	5195.39	5917.43
Fourth Quarter	6473.32	5164.70	5278.98

2005
First Quarter	6460.28	5173.25	6439.38
Second Quarter	6573.73	5581.71	6150.56
Third Quarter	7634.13	6184.79	7472.48
Fourth Quarter	7433.83	6315.95	6627.92

2006
First Quarter (through January 25, 2006)	6917.20	6597.79	6714.99

Source: Bloomberg Financial Markets

Licensing Information

Goldman Sachs, GSCI®, GSCI® Index, GSCI® Total Return Index, GSCI® Excess Return Index and Goldman Sachs Commodity Index are trademarks or servicemarks of Goldman, Sachs & Co. and have been licensed for use by Morgan Stanley for use in connection with the COMPASS.

The COMPASS are not sponsored, endorsed, sold or promoted by Goldman, Sachs & Co. (“Goldman”). Goldman makes no representation or warranty, express or implied, to the owners of the COMPASS or any member of the public regarding the advisability of investing in securities generally or in the COMPASS particularly or the ability of the Goldman Sachs Commodity Total Return Index (“GSCI® Total Return Index”) to track general commodity market performance. Goldman’s only relationship to Morgan Stanley in connection with the COMPASS is the licensing of the GSCI® Total Return Index, which is determined, composed and calculated by Goldman without regard to Morgan Stanley or the COMPASS. Goldman has no obligation to take the needs of the Morgan Stanley or the owners of the COMPASS into consideration in determining, composing or calculating the GSCI® Total Return Index. Goldman is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the COMPASS to be issued or in the determination or calculation of the equation by which the COMPASS is to be converted into cash. Goldman has no obligation or liability in connection with the administration, marketing or trading of the COMPASS.

GOLDMAN DOES NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE GSCI® TOTAL RETURN INDEX OR ANY DATA INCLUDED THEREIN. GOLDMAN MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE COMPASS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE GSCI® TOTAL RETURN INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. GOLDMAN MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE GSCI® TOTAL RETURN INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL GOLDMAN HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.